Exhibit 2.2

Execution Copy

ASSET PURCHASE AGREEMENT

between

CHARTER COMMUNICATIONS OPERATING, LLC,

as the Seller

and

CEBRIDGE ACQUISITION CO. LLC,

as the Buyer

Dated as of February 27, 2006

Asset Purchase Agreement

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

Section 1.1	Certain Defined Terms	1
Section 1.2	Table of Definitions	11

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i

Section 3.23	Contracts Containing Non-Competition Agreements	37
Section 3.24	No Other Representations or Warranties	38

ARTICLE VI CONDITIONS TO CLOSING		62

Section 6.1	General Conditions	62
Section 6.2	Conditions to Obligations of the Seller	63

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Section 6.3	Conditions to Obligations of the Buyer	63

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A   Form of Deed
Exhibit B   Form of Assumption Agreement
Exhibit C   Form of Bill of Sale
Exhibit D   Form of Escrow Agreement
Exhibit E   Form of Retained Franchise Management Agreement
Exhibit F   Form of Franchise Transfer Resolution
Exhibit G  From of the Seller’s Required Consent Letter
Exhibit H  Form of Digital Transport Agreement

SCHEDULES

Schedule 1  Cable Systems and Subsidiaries
Schedule 1.1(a)  Aproved Marketing/Promotional Campaigns
Schedule 1.1(b) The Seller’s Knowledge
Schedule 1.1(c)  Other Permitted Encumbrances
Schedule 2.1(e) Vehicles
Schedule 2.1(l) Software
Schedule 2.2(d) Excluded Permits
Schedule 2.2(r) Other Excluded Assets
Schedule 3.1 Organization and Qualification
Schedule 3.3 No Conflict; Required Filings and Consents
Schedule 3.4 Encumbrances to be Released
Schedule 3.5 Balance Sheet; Financial Statements; System Reports
Schedule 3.6 Absence of Certain Changes or Events
Schedule 3.7(a) Compliance with Law
Schedule 3.7(b) Franchises, Licenses and Permits
Schedule 3.7(c) Section 626 Letters; Operations Without a Franchise
Schedule 3.8 Litigation
Schedule 3.9 Employee Plans
Schedule 3.10 Labor or Employment Matters
Schedule 3.11(a) Owned Real Property
Schedule 3.11(b) Encumbrances upon Owned Real Property
Schedule 3.11(c) Leased Real Property
Schedule 3.11(d) Encumbrances upon Leased Real Property
Schedule 3.11(e) Easements
Schedule 3.12(a) Must-Carry and Retransmission Election
Schedule 3.12(b) Pending Rate Complaints
Schedule 3.13 Tax Matters
Schedule 3.14(b) Environmental Matters
Schedule 3.15 Contracts
Schedule 3.16 System Information
Schedule 3.18 Intellectual Property Infringement

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Schedule 3.19 Transactions with Affiliates
Schedule 3.20 Bonds; Letters of Credit
Schedule 3.21 Overbuilds
Schedule 3.22(a) C-Corporation Organization and Qualification
Schedule 3.22(c) C-Corporation Capitalization
Schedule 3.22(g) C-Corporation Taxes
Schedule 4.10 Overbuilds
Schedule 5.1 Conduct of the Business Prior to the Closing
Schedule 5.2(a) Requests for Information
Schedule 5.5(d) Severance Benefits
Schedule 5.14(a) Programming Services
Schedule 6.3(c) Basic Subscribers as of February 15, 2006
Schedule 6.3(i) Certain Conditions

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v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 27, 2006 (this “Agreement”), between Charter Communications Operating, LLC, a Delaware limited liability company (the “Seller”), and Cebridge Acquisition Co. LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A. The Seller, through the subsidiaries described on Schedule 1 of the Disclosure Schedules (each, a “Subsidiary” and collectively, the “Subsidiaries”), owns and operates Cable Systems (as defined in the Communications Act) as described on Schedule 1 of the Disclosure Schedules(the “Systems”).

B. The Seller has agreed to cause the Subsidiaries to convey, as appropriate, to the Buyer the Transferred Assets, including the Shares, upon the terms and conditions set forth in this Agreement.

C. The Buyer has agreed to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Active Customer” means a subscriber of the applicable service from a Subsidiary, but excluding (i) any subscriber who has a past due balance in excess of $10 in the aggregate for more than 60 days from the first day of the billing period to which a bill relates, (ii) any subscriber who has not paid at least one full month’s payment for services in an amount at least equal to the standard rate for Basic Services in the applicable Franchise Area, (iii) any subscriber, with respect to a service, which service is pending disconnection for any reason, and (iv) any subscriber who was obtained after the date hereof by offers, promotions or marketing practices other than those set forth on Schedule 1.1(a) of the Disclosure Schedules or as otherwise approved in writing by the Buyer.

“Affiliate” means: (i) with respect to the Seller or any Subsidiary, CCI or any Person directly or indirectly controlled by CCI, (ii) with respect to the Buyer, Cebridge or any other

Asset Purchase Agreement

Person directly or indirectly controlled by the Buyer or Cebridge, and (iii) with respect to any other Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Transition Services Agreement, the Digital Transport Agreement, deeds with respect to each parcel of Owned Real Property in the forms (as applicable) included herein on Exhibit A (each, a “Deed”), duly endorsed stock certificates representing the Shares, Retained Franchise Management Agreements (if any), the Escrow Agreement, endorsed vehicle titles, FIRPTA certificates and all other instruments and documents necessary for the Subsidiaries to transfer the Transferred Assets or for the Buyer to assume the Assumed Liabilities.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Assumption Agreement” means an assignment and assumption agreement in the form of that attached hereto as Exhibit B, pursuant to which the Subsidiaries shall assign to the Buyer all of the intangible personal property included in the Transferred Assets and the Buyer shall assume the Assumed Liabilities.

“Basic Services” means the lowest tier of cable television programming sold to subscribers as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee to a Subsidiary, but not including Pay TV.

“Basic Subscribers” means, as of any date and for each System, all Active Customers of Basic Services of such System who are individually billed for Basic Services.

“Bill of Sale” means a bill of sale in the form of that attached hereto as Exhibit C, pursuant to which the Subsidiaries, as applicable, shall transfer to the Buyer all of the Transferred Assets that are transferable pursuant to a bill of sale.

“Business” means the business of providing customers with Basic Services, Expanded Basic Services, Pay TV, Digital Services, High-Speed Internet Services and other services conducted by the Subsidiaries, on the date of this Agreement, through the Systems.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in either The City of New York, New York or St. Louis, Missouri.

“Business Employees” means, as of any date, all individuals employed by Affiliates of the Seller as of such date (including those on approved leaves of absence), whose duties relate primarily to the operations of the Business, regardless of the company payroll on which such individuals are listed.

“Buyer Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is materially adverse to the ability of the Buyer to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby.

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“Buyer's Knowledge” means the actual (but not constructive or imputed) knowledge of David Bach, Regional Vice President, Atlantic Region, as of the relevant date, without any implication of verification or investigation concerning such knowledge.

“Cable Act” means Title VI of the Communications Act, the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act, in each case as amended and in effect from time to time.

“CCI” means Charter Communications, Inc., a Delaware corporation.

“C-Corporation Parent Company” means Charter Communications VI, LLC.

“C-Corporations” means ARH Ltd., Hornell Television Service, Inc. and Cable Systems, Inc.

“Cebridge” means Cebridge Connections Holdings, LLC, a Delaware limited liability company.

“Closing Time” means 12:01 a.m. (local time with respect to each System) on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Communications Act” means the Communications Act of 1934, as amended, 47 U.S.C. Sections 151 et seq., including amendments by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992, and the Telecommunications Act of 1996, and as may be further amended, and the rules and regulations and published decisions of the FCC thereunder, as in effect from time to time.

“control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Cox Assets” means substantially all of the assets to be acquired under that certain Asset Purchase Agreement dated October 31, 2005, by and among Cox Communications, Inc. and certain of its affiliates on the one hand, and the Buyer on the other hand.

“CPA Firm” means Deloitte & Touche LLP, or such other firm of independent certified public accountants as to which the Seller and the Buyer shall mutually agree.

“Current Assets” means the following current assets of the Business:

(i) all prepaid expenses (other than inventory) and credits (including prepaid real and personal property Taxes to the extent attributable to any periods or portions thereof beginning on or after the Closing Date, copyright fees, FCC regulatory fees, and Franchise or License fees or charges);

Asset Purchase Agreement

(ii) petty cash at the business offices located within the Systems

(iii) all customer and advertising accounts receivable related to the Business; provided, however, that:

(A) only 98% of accounts receivable resulting from customer accounts of which more than $10 is past due more than 30 and up to and including 60 days as of the Closing Date are included as “Current Assets”;

(B) only 90% of (1) accounts receivable resulting from customer accounts of which more than $10 is past due more than 60 and up to and including 90 days as of the Closing Date and (2) accounts receivable resulting from advertising sales of which any portion is past due more than 90 and up to and including 120 days from the date of invoice as of the Closing Date are included as “Current Assets”; and

(C) none of (1) any accounts receivable resulting from customer accounts of which more than $10 is past due more than 90 days as of the Closing Date or (2) any accounts receivable resulting from advertising sales of which any portion is past due more than 120 days from the date of invoice as of the Closing Date are included as "Current Assets";

For purposes of making "past due" calculations for customer accounts pursuant to this clause (iii), the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relates is provided and will be deemed to be past due if any portion of the customer account in excess of the $10 amounts referred to in this clause (iii) is past due; and

(iv) all deposits relating to the Business and operations of the Systems that are held by third parties as of the Closing Time for the account of the Subsidiaries and that relate to the Systems or as security for any Subsidiary's performance of its obligations, including deposits on leases and deposits for utilities.

“Current Liabilities” means the following current liabilities of the Business:

(i) all advance payments to, or funds of third parties on deposit with, the Subsidiaries as of the Closing Time and relating to the Business, including advance payments and deposits (including any accrued interest on such deposits) by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales and services;

(ii) the economic value of all accrued and unused vacation leave that the Buyer credits to the Transferred Employees in accordance with Section 5.5(f), where economic value is the amount equal to the cash compensation that would be payable to each such employee at his or her level of compensation on the Closing Date for a period equal to such accrued and unused vacation leave;

(iii) the amount, if any, equal to the monetary obligations contemplated by clauses (a), (b) and (d)(i) of the definition of Permitted Encumbrances; and

Asset Purchase Agreement

(iv) the prorated amount of certain obligations, including Franchise fees, pole rental fees and copyright fees for any period prior to the Closing Date not to be paid by the Seller by the Closing Date.

“Digital Services” means an optional tier of digital video services offered by the Systems to their customers.

“EBUs” (or Equivalent Basic Units) means, as of any date and for each System, the number derived by dividing (a) the total monthly billings for sales of Basic Services by the System during the most recent month ended prior to the date of calculation to commercial bulk billed Active Customers of the System that do not take Expanded Basic Services and other such Active Customer accounts of the System that do not take Expanded Basic Services not billed by individual units, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month’s charges for any account), by (b) the standard monthly rate (without discount of any kind) charged by the System to single family households for Basic Services sold by the System then in effect; and adding to such quotient the number derived by dividing (c) the total monthly billings for sales of Basic Services plus Expanded Basic Services by the System during the most recent month ended prior to the date of calculation to commercial bulk billed Active Customers that take Expanded Basic Services and other such Active Customer accounts of the System that take Expanded Basic Services not billed by individual units, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month’s charges for any account), by (d) the standard monthly rate (without discount of any kind) charged by the System to single family households for Basic Services plus Expanded Basic Services sold by the System then in effect. For purposes of the foregoing, excluded are that portion of the billings to each bulk billed account representing an installation or other non-recurring charge, a charge for equipment or for any additional outlet, a charge for any tiered service (whether or not included within Pay TV), or a pass-through charge for sales taxes, line-itemized franchise fees and charges and the like.

“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Seller or any of its ERISA Affiliates (other than routine administrative procedures) in connection with the Business in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Business Employees or their dependents participate.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind.

“Environmental Laws” mean any Laws of any Governmental Authority in effect as of the date hereof: (i) related to releases or threatened releases to soil, surface water, groundwater, air or any other environmental media of any substance, hazardous material or other substance or compound regulated under Laws relating to such releases, including petroleum or any refined product or fraction or derivative thereof (“Hazardous Substances”); (ii) governing the use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (iii) related to the protection of the environment and human health. Such Environmental Laws shall include the

Asset Purchase Agreement

Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act and the Toxic Substances Control Act.

“Equity Sponsors” means GS Capital Partners V Fund, L.P., Par Investment Partners, L.P. and OCM Principal Opportunities Fund II, L.P.

“Equipment” means electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, drops, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution systems), test equipment and any other equipment used or held for use in the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, as in effect from time to time.

“ERISA Affiliates” means, with respect to the Seller, (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Seller; (iii) any entity, which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning or Section 414(m) of the Code) as the Seller, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above; and (iv) any entity which at any time on or before the Closing Date is or was required to be aggregated with the Seller under Section 414(o) of the Code.

“Escrow Agreement” means an escrow agreement in the form of that attached hereto as Exhibit D, to be executed by the Seller, the Buyer and the Escrow Agent on the date hereof and pursuant to which the Seller, the Buyer and the Escrow Agent shall provide for the management of the Escrow Fund.

“Expanded Basic Services” means an optional tier of video services offered by each System to its customers other than Basic Services, a la carte tiers, premium services, Digital Services, any new product tier, Pay TV, and High Speed Internet Services.

“FCC” means the Federal Communications Commission.

“Final Net Asset Value” means (x) the total Current Assets shown on the Final Working Capital Statement, minus (y) the total Current Liabilities shown on the Final Working Capital Statement.

Asset Purchase Agreement

“Final RGU Purchase Price Adjustment” shall be determined as follows:

(i) if, at the Closing, the Purchase Price was decreased pursuant to Section 2.9(b)(ii), and if the number of RGUs set forth in the Final RGU Statement is greater than the number of RGUs as set forth in the Pre-Closing RGU Statement, then the Final RGU Purchase Price Adjustment (which, for the avoidance of doubt, will increase the Purchase Price) shall be an amount equal to (1) the number of RGUs set forth in the Final RGU Statement less the number of RGUs used in calculating the Pre-Closing RGU Adjustment, multiplied by (2) the Price Per RGU, provided, however, that such amount shall not exceed the amount by which the Purchase Price was reduced pursuant to Section 2.9(b); or

(ii) if, at the Closing, whether or not the Purchase Price was decreased pursuant to Section 2.9(b)(ii), the number of RGUs set forth in the Final RGU Statement is less than the number of RGUs set forth in the Pre-Closing RGU Statement, and is also less than the Lower RGU Limit, then the Final RGU Purchase Price Adjustment (which, for the avoidance of doubt, will decrease the Purchase Price) shall be an amount equal to (1) the Price Per RGU multiplied by (2) the number of RGUs (as set forth in the Final RGU Statement) less the Lower RGU Limit.

“Final RGU Statement” means the RGU statement that sets forth the average of the number of RGUs (including any RGUs related to the Retained Franchises, if any) as of the last day of the month for each of the six months prior to (and including) the Closing Date, prepared, or caused to be prepared, by the Buyer in accordance with Section 2.9(e) hereof and, in the event of a Seller RGU Objection, as adjusted by agreement of the Buyer and the Seller, or by the CPA Firm, acting pursuant to Section 2.9(f).

“Final Working Capital Adjustment Amount” equals (i) the Final Net Asset Value minus (ii) the Pre-Closing Net Asset Value (as amended pursuant to Section 2.9(c)).

“Final Working Capital Statement” means the net working capital statement that sets forth the Current Assets and the Current Liabilities (including the Current Assets and the Current Liabilities related to the Retained Franchises, if any) as of the Closing Time, prepared, or caused to be prepared, by the Buyer in accordance with Section 2.9(d) hereof and, in the event of a Seller’s Working Capital Objection, as adjusted by agreement of the Buyer and the Seller, or by the CPA Firm, acting pursuant to Section 2.9(f).

“Franchise” means each franchise (as such term is defined in the Communications Act) granted by a Governmental Authority authorizing the construction, upgrade, maintenance and operation of any part of the Systems.

“Franchise Area” means, with respect to any Franchise, the geographic area in which any Subsidiary is authorized to operate the Systems related to such Franchise.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect on the date of the Financial Statement to which it relates.

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“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“High Speed Internet Services” means Internet service provider and backbone connectivity services offered by the Systems to their customers through a cable modem and cable modem termination system.

“HSI Subscribers” means, as of any date and for each System, all Active Customers of High Speed Internet Services of such System.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indentures” means the indentures governing the debt securities issued by Charter Communications Holdings, LLC and its subsidiaries.

“Intellectual Property” means all (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing; (ii) patents and patent applications and rights in respect of utility models or industrial designs; (iii) copyrights and registrations and applications therefor; and (iv) know-how, inventions, discoveries, methods, and processes (whether or not patentable).

“Knowledge”, with respect to the Seller, means the actual (but not constructive or imputed) knowledge of the persons listed on Schedule 1.1(b) of the Disclosure Schedules with respect to the System(s) identified with respect to such persons on such Schedule as of the relevant date, without any implication of verification or investigation concerning such knowledge.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“LFA Approvals” means all consents, approvals or waivers required to be obtained from any Governmental Authority with respect to the transfer or change in control of any Franchise in connection with the transactions contemplated hereby.

“License” means any license, permit or other authorization (other than a Franchise) issued by any Governmental Authority, including the FCC, used in the operation of the Business, including TV translator station licenses and microwave licenses, cable television relay services and television receive only earth station registrations.

“Lower RGU Limit” means 312,992 RGUs.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that (i) is or could reasonably be expected to be materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of the Business, taken as a whole; provided, however, that “Material Adverse Effect” under this clause (i) shall not include the effect of any circumstance, change, development, event or state of facts arising out of or

Asset Purchase Agreement

attributable to any of the following, either alone or in combination: (1) matters affecting the multi-channel video programming distribution or High Speed Internet Services industries generally, or competition in or to those industries, (2) general national, regional or international economic or financial conditions or markets that do not affect the Systems disproportionately as compared to other similarly situated participants in the cable industry, (3) changes in technology, (4) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby or (5) any changes in federal or state Laws that do not affect the Systems disproportionately as compared to other similarly situated participants in the cable industry or (ii) has prevented, materially impaired or materially delayed, or could reasonably be expected to prevent, materially impair or materially delay, the ability of the Seller or any Subsidiary to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby or thereby.

“Material Real Property” means any parcel of Real Property used as a headend or primary hub site.

“Operating Cash Flow” means (i) revenue less (ii) operating expenses (including programming, ad sales and service, and excluding depreciation and amortization) and selling, general and administrative expenses (including marketing).

“Pay TV” means for each System, premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) with respect to Real Property, zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority that do not materially interfere with the use of the Real Property or any buildings or structures thereon as currently being used, (d) in the case of any Leased Real Property, (i) landlords’ liens for sums not yet due or which are being contested in good-faith by appropriate proceedings, (ii) the rights of any lessor and (iii) any Encumbrances granted by any lessor of such Leased Real Property or any such lessor’s predecessors in title, (e) any severed mineral or oil and gas estates, or mineral or oil and gas leasehold estates, or rights of a proprietor of a vein or lode to extract or remove his ore, in each instance that do not materially interfere with the use of the Real Property or any buildings or structures thereon as currently being used, (f) those Encumbrances described as “Permitted Encumbrances” on Schedule 1.1(c) of the Disclosure Schedules, (g) any Encumbrances created in connection with or pursuant to an Assumed Liability and (h) with respect to Real Property, all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances, discrepancies and conflicts in boundary lines, shortages in area, encroachments, and any fact that a correct survey

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 and inspection of the property would disclose, and that does not materially interfere with the use of the Transferred Assets as currently being used.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Net Asset Value” means (x) the total Current Assets shown on the Pre-Closing Working Capital Statement, minus (y) the total Current Liabilities shown on the Pre-Closing Working Capital Statement (as amended pursuant to Section 2.9(c)).

“Pre-Closing Tax Period” means all Tax periods ending before the Closing Date and the portion of any Straddle Period ending on (and including) the day before the Closing Date.

“Pre-Closing RGU Adjustment” means the decrease, if any, in the Base Purchase Price determined pursuant to Section 2.9(b) hereof.

“Pre-Closing RGU Statement” means the statement that sets forth the average number of RGUs (including the RGUs related to the Retained Franchises, if any) as of the last day of the month for each of the last six full months for which System Reports are available prior to delivery of such statement, prepared or caused to be prepared, and as may be revised, by the Seller in accordance with Section 2.9(b) hereof.

“Pre-Closing Working Capital Statement” means the net working capital statement that sets forth the estimated Current Assets and Current Liabilities (including the Current Assets and Current Liabilities related to the Retained Franchises, if any) as of the Closing Time, prepared, or caused to be prepared, and as may be revised, by the Seller in accordance with Section 2.9(a) hereof.

“Price Per RGU” means $2,403.89.

“Required Consents” means any authorization, approval or consent of any Governmental Authority or other Person under any License, Franchise, agreement or other instrument that by law or by its terms requires a third party’s consent as a condition for the Seller or the Subsidiaries to transfer, assign or engage in a transaction that results in a change of control over, such License, Franchise, agreement or other instrument to the Buyer.

“Retained Franchise Management Agreement” means an agreement, substantially in the form of Exhibit E, whereby the Seller or any Subsidiary shall transfer to the Buyer, to the extent practicable, the benefits and burdens of any Franchise not transferred to the Buyer pursuant to Section 2.1.

“RGUs” means the sum of Basic Subscribers, EBUs and HSI Subscribers.

“Seller Objections” means the Seller Working Capital Objection and/or the Seller RGU Objection.

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“Shares” means all of the issued and outstanding equity of the C-Corporations.

“Straddle Periods” means all Tax periods beginning before and ending on or after the Closing Date.

“Subscribers” means all Basic Subscribers and EBUs.

“System Reports” means the unaudited, internal, monthly reports showing revenues and expenses and individual basic subscribers, digital subscribers, equivalent basic units for bulk and commercial subscribers and high-speed Internet subscribers for the Business.

“Tax” or “Taxes” means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

“Tax Benefit Adjustment” means the net present value of the tax benefit the Buyer would receive if it were to purchase the assets and assume the liabilities of the C-Corporations, which the parties hereby agree shall be $10,000,000 for all purposes related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition Location

1060 Form 2.10
Agreement Preamble
Allocation Schedule 2.10
Assumed Liabilities 2.3
Audited Financial Statements 5.22(a)(i)
Balance Sheet 3.5
Base Purchase Price 2.6
Books and Records 2.1(g)
Business Permits 2.1(f)
Buyer Preamble
Buyer Indemnified Parties 7.2
Buyer Welfare Benefit Plans 5.5(e)(i)
Closing 2.8(a)
Closing Date 2.8(a)
COBRA Obligations 5.5(e)(ii)

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Confidentiality Agreement 5.6
Contracts 2.1(a)
Debt Commitment 4.4
Deposit 2.7
Direct Claim 7.4(a)
Disclosure Schedules Article III
dollars, $, US$ 9.14
Easements 3.11(e)
Equity Commitment 4.4
Escrow Agent 2.7
Escrow Fund 2.7
Excluded Assets 2.2
Excluded Liabilities 2.4
Final Purchase Price Adjustment Amount 2.9(h)(i)
Financial Statements 3.5
Financing Commitments 4.4
Franchise Transfer Resolution 5.7(c)(i)
Guarantees 5.8
including 9.5
Indemnified Party 7.4(a)
Indemnifying Party 7.4(a)
IP Addresses 2.1(k)
Leased Real Property 3.11(c)
Liquidity Transaction 2.7
Losses 7.2
Material Contracts 3.15(a)
Names 5.9
New Properties 5.3
Owned Real Property 3.11(a)
Permits 3.7(b)
Phase I Assessment 5.2(d)
Pole Attachment Agreement 3.15(a)(i)
Potential Contributor 7.6
Programming Services 5.14(a)
Purchase Price 2.6
Qualified Intermediary 9.12
Real Property 2.1(b)
Representatives 5.2(a)
Retained Assets 2.5(b)
Retained Employees 5.5(a)
Retained Franchise 2.5(b)
Retained Shares 2.5(b)
Securities Act 4.9
Seller Preamble
Seller Indemnified Parties 7.3
Seller RGU Objection 2.9(e)(ii)

Asset Purchase Agreement

Seller Working Capital Objection 2.9(d)(ii)
Seller’s Required Consent Letter 5.7(c)(i)
Straddle Period Fraction 5.19(f)
Subsidiaries Recitals
Systems Recitals
Tangible Personal Property 2.1(e)
Termination Date 8.1(c)
Third Party Claim 7.4(a)
Transfer Tax Returns 5.19(b)
Transfer Taxes 5.19(a)
Transferred Assets 2.1
Transferred Employee 5.5(a)
Transition Services 5.15(b)
Transition Services Agreement 5.15(b)
WARN Act 5.5(g)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) the Seller shall cause the Subsidiaries (other than the C-Corporations) to, sell, assign, transfer, convey and deliver to the Buyer the Transferred Assets (other than the Shares) free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) the Seller shall cause the C-Corporation Parent Company to sell, assign, transfer, convey and deliver to the Buyer the Shares free and clear of all Encumbrances other than Encumbrances created by the Buyer, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and the Shares and assume the Assumed Liabilities. “Transferred Assets” means (A) the Shares and (B) all of the assets, properties and rights (wherever located), whether tangible or intangible or real or personal, that are located within any of the Franchise Areas that are owned, leased, used or held for use in the operation of the Business or the Systems or, if located elsewhere, that are used or held for use primarily in the operation of the Business or the Systems (other than the Excluded Assets), as they exist on the date hereof, with such changes (with respect to both assets being transferred and condition of those assets) therein as are permitted by this Agreement, including the assets, properties and rights referred to below:

(a) subject to Section 5.26, all contracts and agreements to which the Subsidiaries are a party or by which the Subsidiaries are bound that are used in the Business, including the Material Contracts, other than those contracts that constitute Excluded Assets (the “Contracts”);

(b) all real property, leaseholds and other interests in real property owned or leased by the Subsidiaries that are located within any of the Franchise Areas and used or held for use in the operation of the Business or the Systems or, if located elsewhere, that are used or held for use primarily in the operation of the Business or the Systems, together with the Subsidiaries’ right, title and interest in, to and under all structures, facilities or improvements currently or as of the Closing Time located thereon, all fixtures, systems, equipment and other items of personal

Asset Purchase Agreement

property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing (the “Real Property”);

(c) all assets as of the Closing Time that are Current Assets;

(d) all accounts receivable, notes receivable and other receivables due to the Subsidiaries in connection with the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(e) all machinery, Equipment, advertising insertion equipment, furniture, furnishings, inventory, parts, spare parts, vehicles (including the vehicles listed on Schedule 2.1(e) of the Disclosure Schedules) and other tangible personal property owned by the Subsidiaries located within any of the Franchise Areas and used or held for use in the operation of the Business or the Systems or, if located elsewhere, that are used or held for use primarily in the operation of the Business or the Systems (the “Tangible Personal Property”);

(f) all Permits used or held for use primarily in the Business (the “Business Permits”);

(g) all books of account, general, financial and accounting records, files (including the originals of the Contracts and the Permits, where available), invoices, customers and suppliers lists, other distribution lists, billing records, engineering records, drawings, blueprints, schematics, copyright, FCC and other regulatory records, manuals and customer and supplier correspondence owned by the Seller and the Subsidiaries, but only to the extent relating primarily to the Business and corporate records of the C-Corporations (including the minute books and stock books thereof) (the “Books and Records”); provided, however, that the Books and Records shall not include personnel records relating to the Business Employees;

(h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Subsidiaries to the extent relating to the Business, the Transferred Assets or the Assumed Liabilities;

(i) all guarantees, warranties, indemnities and similar rights in favor of the Subsidiaries to the extent transferable and related to the Transferred Assets;

(j) petty cash at the business offices located within the Systems;

(k) all Internet protocol addresses that have been assigned to all elements included in the Transferred Assets, including Internet protocol addresses that have been assigned to (i) end-users, (ii) network elements, (iii) local area network and billing elements, (iv) telephony elements, (v) data and video transport elements, (vi) digital controllers, (vii) digital customer premises equipment and (viii) switches and routers (“IP Addresses”); and

(l) all software described on Schedule 2.1(l) of the Disclosure Schedules.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Seller and the Subsidiaries are not selling, and the Buyer is not purchasing, any of the following assets of the Seller, the Subsidiaries or their Affiliates, all of which shall be

Asset Purchase Agreement

retained by the Seller, the Subsidiaries or their Affiliates, respectively (collectively, the “Excluded Assets”):

(a) any real property or tangible personal property located outside any of the Franchise Areas that are not used or held for use primarily in the operation of the Business or the Systems;

(b) programming contracts (including music programming contracts and retransmission consent agreements) and cable guide contracts;

(c) all billing contracts and related equipment that is not owned by the Seller, the Subsidiaries or their Affiliates;

(d) the Permits set forth on Schedule 2.2(d) of the Disclosure Schedules and all Permits that are not transferable and are not material to the Business taken as a whole;

(e) all state and federal telecommunications Licenses and authorities for non-cable services (except any such Licenses that are held by the C-Corporations);

(f) contracts (including those for management and consulting services) with any Affiliates of the Subsidiaries;

(g) intercompany receivables owing to the Subsidiaries by any of their Affiliates;

(h) any of the Subsidiaries’ cash and cash equivalents (other than the petty cash included in the Transferred Assets);

(i) other than such books, records and papers of the C-Corporations, the Subsidiaries’ corporate books and records of internal corporate proceedings, tax records, work papers, personnel records relating to the Business Employees and books and records that the Subsidiaries are required by Law to retain, provided that the Seller agrees to make copies of such books and records available, to the extent permitted by Law, to the Buyer in accordance with Section 5.2 of this Agreement;

(j) any Intellectual Property, other than the IP Addresses and other than as set forth on Schedule 2.1(l) of the Disclosure Schedules;

(k) all of the Subsidiaries’ bank accounts (other than the C-Corporations);

(l) all accounting records of the Subsidiaries (other than the C-Corporations) (including records relating to Taxes, but excluding records relating to subscribers) and internal reports relating to the business activities of the Subsidiaries that are not Transferred Assets;

(m) any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Time, other than to the extent such Taxes were included in Assumed Liabilities; provided, however, that the portion of any such interest or right

Asset Purchase Agreement

equal to the amount necessary to satisfy any actual Tax liability resulting from the receipt of such refunds shall be Transferred Assets and shall not be Excluded Assets;

(n) any insurance policies and rights, claims or causes of action thereunder;

(o) except as specifically provided in Section 5.5, any assets relating to any Employee Plan;

(p) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(q) all contracts to which any Subsidiary and/or one or more Affiliates of the Seller are parties that relate to any System as well as one or more cable systems of CCI and its subsidiaries that are not included in the Systems, including (i) master contracts for retransmission consent, advertising sales, tower leases, master multiple dwelling units and (ii) the other master contracts listed on Schedule 2.2(r) of the Disclosure Schedules, which for all contracts under this Section 2.2(q) includes such contracts that would, but for the fact that they relate to one or more cable systems of CCI and its subsidiaries that are not included in the Systems, be required to be disclosed on Schedule 3.15 of the Disclosure Schedules (but not including any subordinate tower lease or multiple dwelling unit contracts that incorporate the terms of such master contracts by reference), other than those listed on Schedule 3.15 of the Disclosure Schedules;

(r) the assets listed in Schedule 2.2(r) of the Disclosure Schedules;

(s) all rights of the Seller and the Subsidiaries under this Agreement and the Ancillary Agreements; and

(t) all capital leases and vehicle leases, provided that at the Closing, the Seller shall cause any such vehicle or other equipment to be transferred as provided in Section 5.18.

Section 2.3 Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and agrees to pay, discharge, perform or otherwise satisfy the following liabilities and obligations of the Subsidiaries relating to the Business (the “Assumed Liabilities”):

(a) all liabilities as of the Closing Time that are reflected in the amount of Current Liabilities determined in accordance with Section 2.9;

(b) all liabilities accruing or otherwise arising out of the conduct or operation of the Business or the ownership or use of the Transferred Assets from and after the Closing Time;

(c) any Taxes to be paid by the Buyer pursuant to this Agreement;

(d) all obligations and liabilities of the Subsidiaries under the Contracts and the Business Permits in respect of periods following the Closing Time;

(e) any liability arising pursuant to Section 5.17, related to telecommunications certificates obtained by the Buyer or the failure of the Buyer to obtain the same; and

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(f) all liabilities expressly assumed by the Buyer pursuant to Section 5.5.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the Buyer is not assuming, and the Seller or the Subsidiaries (other than the C-Corporations) shall pay, perform or otherwise satisfy, every liability or obligation of the Seller and its Affiliates (including the C-Corporations) other than Assumed Liabilities, including the following liabilities and obligations (the “Excluded Liabilities”):

(a) all Taxes (i) now or hereafter owed by the Seller or any of its Affiliates including Taxes of any C-Corporation for a Pre-Closing Tax Period (including all Taxes allocable to the Seller pursuant to this Agreement) and (ii) arising from or with respect to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Time (except as otherwise provided in this Agreement);

(b) any liability not assumed by the Buyer pursuant to Section 5.5 arising in respect of or relating to the Business Employees or any Employee Plan;

(c) any liability or obligation accruing under the Contracts or otherwise arising out of the conduct or operation of the Business or ownership or use of the Transferred Assets prior to the Closing Time (including all liabilities related to all litigation scheduled on Schedule 3.8 of the Disclosure Schedules) unless and to the extent assumed by the Buyer under Section 2.3;

(d) any indebtedness of the Seller or the Subsidiaries for borrowed money or guarantees thereof outstanding as of the Closing Time, other than Current Liabilities included in the Assumed Liabilities; and

(e) any liability or obligation relating to an Excluded Asset.

Section 2.5 Consents to Certain Assignments.

(a) The Buyer agrees that, other than with respect to the breach of any obligation hereunder, neither the Seller nor the Subsidiaries shall have any liability to the Buyer arising out of or relating to the failure to obtain any consent, including as set forth in Section 2.5(b), that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom.

(b) If the LFA Approval with respect to any Franchise is not obtained prior to Closing, then such Franchise (each, a “Retained Franchise”) and any assets required to be held by the franchisee pursuant to such Franchise (the “Retained Assets”), shall not be transferred to the Buyer at Closing, and the Seller and the Buyer shall execute a Retained Franchise Management Agreement with respect to each Retained Franchise. At the Closing, if LFA Approvals representing at least 65% of the individually-billed subscribers of the Systems owned by any C-Corporation are obtained, the Seller shall transfer the Shares related to such C-Corporation to the Buyer. If LFA Approvals representing at least 65% of the individually-billed subscribers of the Systems owned by any C-Corporation have not been obtained at the Closing, (1) the Shares relating to such C-Corporation (the “Retained Shares”) will not be transferred at the Closing and will be retained by the Seller until the earlier of 10 days after LFA Approvals

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representing at least 65% of individually-billed subscribers of the Systems owned by such C-Corporation are received, six months following the Closing or the termination of the respective Retained Franchise Management Agreement and (2) the Franchises owned by such C-Corporation will be treated as “Retained Franchises”. Each Retained Franchise Management Agreement shall provide that the Buyer shall manage such Retained Franchise on behalf of the appropriate Subsidiary, subject to the following: (A) the Buyer shall bear all expenses relating to the Retained Franchise and the operation thereof after the Closing and shall receive the cash flow from the Systems served under the Retained Franchise as its management fee and (B) such management shall continue with respect to such Retained Franchise until such time as such Retained Franchise is assigned and transferred (or in the case of the Retained Shares, until such time that such shares are transferred) to the Buyer in accordance with this Agreement is revoked or the Retained Franchise Management Agreement is terminated pursuant to its terms. The Seller shall cause the Subsidiaries to transfer, at no additional cost to the Buyer, each Retained Franchise and the related Retained Assets to the Buyer within 10 days after the LFA Approval for such transfer is received, or six months following the Closing or the termination of the respective Retained Franchise Management Agreement, whichever is sooner (except with respect to those Retained Franchises held by a C-Corporation which will be transferred with any Retained Shares). In the event the Retained Franchise is revoked or the Retained Franchise Management Agreement is terminated pursuant to its terms, the Seller shall cause the appropriate Subsidiary promptly thereafter to assign to the Buyer any right such Subsidiary may have with respect thereto and transfer the related Retained Assets to the Buyer. In the event that the Buyer is legally prohibited from managing any Retained Franchise, the Buyer and the Seller shall negotiate in good faith to resolve the management thereof to preserve the purpose and intent of this Section 2.5(b). Except as the parties shall agree as set forth in Section 2.5(c), the Base Purchase Price shall not be reduced in respect of any Franchise or Shares not transferred at the Closing, and any adjustments to the Base Purchase Price pursuant to this Agreement shall be made as of the Closing Time as if the Retained Franchises, Retained Assets and the Retained Shares were transferred at the Closing. In addition, the Buyer shall become liable for the Assumed Liabilities with respect to the Retained Franchises, Retained Assets and Retained Shares as of the Closing Time, and all representations and warranties (except as to those Required Consents that have not been obtained) made in connection with the Retained Franchises, Retained Assets and Retained Shares shall (I) be made as of the Closing Date rather than any subsequent transfer date and (II) survive as if such transfers occurred on the Closing Date. The Buyer and the Seller shall cooperate with respect to, and shall equally share the expenses of defending any legal challenges alleging the premature, unlawful or invalid transfer of any of the Franchises, including reasonable attorneys’ fees and consultants’ fees as well as the actual amount of any judgments obtained by a Governmental Authority resulting from (i) the transfer of any such Franchise without proper consent, or (ii) any action taken by the Buyer as manager and any amounts paid to reinstate any such Franchise revoked.  If a Retained Franchise is revoked for any reason, there shall be no compensation or other remuneration paid by any party to another party as a result of such revocation. Solely for purposes of determining the applicable percentage of individually-billed subscribers under this Section 2.5(b), Section 6.2(c) and Section 6.3(c), the parties shall use the number of subscribers in the Systems set forth on Schedule 6.3(c) of the Disclosure Schedules.

(c) If any Governmental Authority exercises its right of first refusal under any Franchise and the applicable Subsidiary is thereby required to transfer any of the Transferred

Asset Purchase Agreement

Assets to such Governmental Authority or its designee, then the parties shall negotiate in good faith to resolve the treatment of such Franchise (and corresponding subscribers) and equitably adjust the Purchase Price and other terms of the Agreement in a manner that preserves the purpose and intent of this Agreement as if such Franchise was never a part of this transaction.

Section 2.6 Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery (including pursuant to Section 2.5(b)) of the Transferred Assets to the Buyer, at the Closing, the Buyer shall (a) pay to or as directed by the Seller, by wire transfer to a bank account or accounts designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $770,000,000 (the “Base Purchase Price”, and as adjusted in accordance with this Agreement, the “Purchase Price”), less (i) the Tax Benefit Adjustment and (ii) the Escrow Fund, in immediately available funds in United States dollars and (b) assume the Assumed Liabilities. The Purchase Price shall be subject to adjustment as provided in Section 2.9.

Section 2.7 Purchase Price Deposit. Within 5 days after the execution and delivery of this Agreement, the Buyer shall deposit a portion of the Purchase Price in the amount of $11,550,000 (together with any additional amount paid pursuant to Section 2.7(iv) below, if any, the “Deposit”) in immediately available funds in United States dollars in escrow with the St Louis, Missouri branch of US Bank, N.A. (the “Escrow Agent”), to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement (the Deposit, together with any interest earned thereon, is referred to herein as the “Escrow Fund”). By the close of business on May 15, 2006, (i) the Cox Assets shall have been acquired by the Buyer, (ii) the Cox Assets shall have been acquired by an entity under common control with the Buyer (or a permitted assignee of the Buyer) and the equity financing for the acquisition of the Cox Assets shall have been contributed by a parent company of such Person, (iii) either (A) the Seller shall have failed to furnish to the Buyer the Audited Financial Statements in the form required by Section 5.22(a) on or before April 3, 2006 (or such other date as the parties shall reasonably agree that does not impact the Buyer's financing of the acquisition of the Cox Assets or the financing contemplated by the Financing Commitments) or (B) the Seller shall have failed to comply, in all material respects, with Section 5.24(b) or (iv) the Buyer shall have deposited an additional $11,550,000 in the Escrow Fund (each a “Liquidity Transaction”). At the Closing, the Escrow Agent shall disburse the amounts held in the Escrow Fund to the Seller. In the event that this Agreement is terminated prior to the Closing, the Escrow Agent shall disburse the Escrow Fund in accordance with Section 8.3.

Section 2.8 Closing.

(a) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY, at 10:00 A.M. New York City time, on the third Business Day after all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, be satisfied only at the Closing or on the Closing Date), have been satisfied or to the extent permitted by applicable Law, waived (or at such other place, date, or time as may be (b) agreed by the parties). The day on which the Closing takes place is referred to herein as the “Closing Date”.

Asset Purchase Agreement

(b) At the Closing, the Seller shall cause to be delivered to the Buyer the following documents:

(i) duly executed copies of each of the Ancillary Agreements;

(ii) a duly executed certificate of the secretary of the Seller and each of the Subsidiaries as to (x) incumbency and specimen signatures of officers of the Seller and/or such of the Subsidiaries executing this Agreement and/or the Ancillary Agreements and (y) the resolutions of the appropriate governing body of each such entity authorizing the execution, delivery and performance of this Agreement and/or the Ancillary Agreements;

(iii) a duly executed certificate of an officer of the Seller pursuant to Section 6.3(a);

(iv) the originals or, if not readily available, copies of all Required Consents received on or before the Closing;

(v) all Books and Records (which, other than the corporate records of the C-Corporations, the parties agree are deemed delivered to the extent they exist at the Systems);

(vi) duly endorsed stock certificates representing the Shares;

(vii) evidence of the release of the liens set forth on Schedule 3.4 of the Disclosure Schedules together with any other liens of record on the Closing Date (other than Permitted Encumbrances); and

(viii) the resignations of the directors and officers of the C-Corporations.

(c) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:

(i) duly executed copies of each of the Ancillary Agreements;

(ii) a duly executed certificate of the secretary of the Buyer as to (x) incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements and (y) the resolutions of the appropriate governing body of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements; and

(iii) a duly executed certificate of an officer of the Buyer pursuant to Section 6.2(a).

Asset Purchase Agreement

    Section 2.9 Adjustment of Purchase Price.

(a) Closing Date Working Capital Adjustment.

(i) Not later than 15 days prior to the Closing, the Seller shall prepare, or cause to be prepared, and deliver, together with reasonable supporting documentation, to the Buyer the Pre-Closing Working Capital Statement, which shall set forth the Seller’s good-faith estimate of the Current Assets, the Current Liabilities and the Pre-Closing Net Asset Value of the Business as of the Closing Time. The Current Assets and the Current Liabilities reflected in the Pre-Closing Working Capital Statement shall be prepared in a manner consistent with the Seller’s accounting methods, policies, practices and procedures used in the preparation of the Balance Sheet. Not less than seven days prior to the Closing, the Buyer shall provide the Seller with any good-faith objections to the Pre-Closing Working Capital Statement in writing. After considering the Buyer’s objections, the Seller, in good faith, shall make such revisions with which it agrees to the Pre-Closing Working Capital Statement not less than three days prior to the Closing, and the Pre-Closing Net Asset Value shall be based upon the amount set forth in the Seller’s revised Pre-Closing Working Capital Statement. Any disagreements that may continue to exist with respect to the Pre-Closing Working Capital Statement shall be resolved in connection with the Final Working Capital Statement pursuant to Sections 2.9(d) and (f).

(ii) At the Closing, the Base Purchase Price shall be: (A) increased by the amount the Pre-Closing Net Asset Value (as amended pursuant to Section 2.9(c))is greater than $0.00 or (B) decreased by the amount the Pre-Closing Net Asset Value (as amended pursuant to Section 2.9(c)) is less than $0.00.

(b) Closing Date RGU Adjustment.

(i) Not later than 15 days prior to the Closing, the Seller shall in good-faith prepare, or cause to be prepared, and deliver to the Buyer the Pre-Closing RGU Statement, together with reasonable supporting documentation. The Pre-Closing RGU Statement shall be prepared in a manner consistent with the Seller’s accounting methods, policies, practices and procedures used in the preparation of the System Reports (as adjusted to conform with the definition of "RGU" as set forth in this Agreement). Not less than seven days prior to the Closing, the Buyer shall provide the Seller with any good faith objections to the Pre-Closing RGU Statement in writing. After considering the Buyer’s objections, the Seller, in good faith, shall make such revisions with which it agrees to the Pre-Closing RGU Statement and shall deliver a revised Pre-Closing RGU Statement not less than three days prior to the Closing. The RGU adjustment referred to in clause 2.9(b)(ii) shall be based upon the number of RGUs set forth in the revised Pre-Closing RGU Statement. Any disagreements that may continue to exist with respect to the Pre-Closing RGU Statement will be resolved in connection with the Final RGU Statement pursuant to Sections 2.9(e) and (f).

(ii) At the Closing, the Base Purchase Price shall be decreased, if the number of RGUs (as set forth in the Pre-Closing RGU Statement) is less than the Lower RGU Limit, by an amount equal to: (1) the Price Per RGU multiplied by (2) the Lower RGU

Asset Purchase Agreement

Limit less the number of RGUs (as set forth in the Pre-Closing RGU Statement); provided, however, that adjustments made pursuant to this Section 2.9(b)(ii) shall not reduce the Purchase Price paid at the Closing by more than 10% of the Base Purchase Price.

(c) Closing Date Adjustment for Buyer's Objections. If, after the Seller considers the Buyer's objections with respect thereto, the aggregate amount of disagreements with respect to the Pre-Closing Working Capital Statement and Pre-Closing RGU Statement exceed $3,000,000, then at the Closing, the Pre-Closing Net Asset Value shall be decreased by the amount of such excess over $3,000,000 and the amounts in dispute will be resolved pursuant to Section 2.9(f).

(d) Final Working Capital Adjustment.

(i) Not more than 120 days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller the Final Working Capital Statement, which shall set forth the Current Assets and the Current Liabilities of the Business as of the Closing Time. The Current Assets and the Current Liabilities reflected in the Final Working Capital Statement shall be prepared in a manner consistent with the Seller’s accounting methods, policies, practices and procedures used in the preparation of the Balance Sheet. The Buyer shall derive the Final Net Asset Value from the Final Working Capital Statement, and shall deliver such calculation and the Final Working Capital Statement to the Seller.

(ii) The Seller shall complete its review of the Final Working Capital Statement and the Buyer’s calculation of the Final Net Asset Value within 30 days after delivery thereof. In the event that the Seller determines that the Final Working Capital Statement has not been prepared on the basis set forth in Section 2.9(d)(i), the Seller may, on or before the last day of such 30-day period, so inform the Buyer in writing (the “Seller Working Capital Objection”), setting forth a specific description of the basis for the Seller’s determination and the adjustments to the Final Working Capital Statement and the corresponding adjustments to the Final Net Asset Value that the Seller believes should be made. If no Seller Working Capital Objection is received by the Buyer on or before the last day of such 30-day period, then the Final Net Asset Value, as set forth on the Final Working Capital Statement delivered by the Buyer, shall be final. The Buyer shall have 30 days from its receipt of the Seller Working Capital Objection to review and respond to the Seller Working Capital Objection.

(e) Final RGU Adjustment.

(i) Not more than 120 days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller the Final RGU Statement. The Final RGU Statement shall be prepared in a manner consistent with the Seller’s accounting methods, policies, practices and procedures used in the preparation of the System Reports (as adjusted to conform with the definition of "RGU" as set forth in this Agreement).

(ii) The Seller shall complete its review of the Final RGU Statement within 30 days after delivery thereof. In the event that the Seller determines that the Final RGU

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Statement has not been prepared on the basis set forth in Section 2.9(e)(i), the Seller may, on or before the last day of such 30-day period, so inform the Buyer in writing (the “Seller RGU Objection”) setting forth a specific description of the basis for the Seller’s determination and the adjustments to the Final RGU Statement and the corresponding adjustments to the Final RGU Purchase Price Adjustment that the Seller believes should be made. If no Seller RGU Objection is received by the Buyer on or before the last day of such 30-day period, then the Final RGU Purchase Price Adjustment, as set forth on the Final RGU Statement delivered by the Buyer, shall be final. The Buyer shall have 30 days from the receipt of the Seller RGU Objection to review and respond to the Seller RGU Objection.

(f) Resolution of the Seller Objections. If the Seller and the Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Seller Objections within 15 days following the completion of the Buyer’s review of the Seller Objections, they shall refer any remaining disagreements with respect to the Seller Objections to the CPA Firm that, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Sections 2.9(d) and 2.9(e), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the (i) Final Working Capital Statement or (ii) Final RGU Statement, as the case may be, require adjustment. The Buyer and the Seller shall instruct the CPA Firm to deliver its written determination to the Seller and the Buyer no later than 90 days after the remaining differences underlying the Seller Objections are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon the Seller, the Buyer and their respective Affiliates and may not be challenged or appealed in any tribunal by any party. The Buyer and the Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Final Working Capital Statement, the Final RGU Statement and the Seller Objections and all other items reasonably requested by the CPA Firm in connection therewith. If either party fails to reasonably cooperate with the CPA Firm or provide supporting information requested by the CPA Firm within 30 days after such request, then such party shall be in breach of this Agreement, which may be remedied in accordance with Section 9.13(b) relating to enforcement. The fees and disbursements of the CPA Firm shall be borne by the Seller and the Buyer in proportion to the CPA Firm’s determination, as determined by the CPA Firm in accordance with this Section 2.9(f), provided, however, that if either party seeks to enforce this provision in accordance with Section 9.13, and such relief is granted, then the other party will bear all additional fees and costs in connection with such enforcement, including all court costs and attorney’s fees.

(g) Access to Information. Each party shall provide to the other full access to the books and records of the Business and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for the preparation of or response to the Final Working Capital Statement and the Final RGU Statement or any objections thereto, and to prepare materials for presentation to the CPA Firm in connection with Section 2.9(f).

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(h) Final Purchase Price Adjustment.

(i) Following the Closing, the Purchase Price shall be adjusted by the Final Purchase Price Adjustment Amount. The “Final Purchase Price Adjustment Amount” shall be equal to the amount determined by netting the Final Working Capital Adjustment Amount and the Final RGU Purchase Price Adjustment, if any, as payable to the Seller or the Buyer, as the case may be.

(ii) If the Final Purchase Price Adjustment Amount is positive, the Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to the Seller the Final Purchase Price Adjustment Amount, plus interest from the Closing Date to, but not including, the date of payment at LIBOR calculated on a 365-day basis, in U.S. Dollars by wire transfer of immediately available funds to an account or accounts designated by the Seller.

(iii) If the Final Purchase Price Adjustment Amount is negative, the Seller shall promptly (and in any event within five Business Days) after the final determination thereof pay to the Buyer the Final Purchase Price Adjustment Amount, plus interest from the Closing Date to, but not including, the date of payment at LIBOR calculated on a 365-day basis, in U.S. Dollars by wire transfer of immediately available funds to an account or accounts designated by the Buyer.

Section 2.10 Allocation of Purchase Price. The Buyer and the Seller agree that the Purchase Price and the amount of Assumed Liabilities that are liabilities for income tax purposes shall be allocated for federal income tax purposes among the Transferred Assets as shall be determined by the parties in accordance with this Agreement (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Buyer shall deliver a draft of the Allocation Schedule at least 30 days prior to the Closing Date for approval and consent, and the Buyer and the Seller shall use their commercially reasonable efforts to agree upon the Allocation Schedule prior to the Closing Date. Neither the Buyer nor the Seller shall unreasonably withhold its approval and consent with respect to the Allocation Schedule. The Buyer and the Seller agree that the Allocation Schedule shall be amended to reflect adjustments to the Base Purchase Price made pursuant to this Agreement. If the parties are unable to agree on the final Allocation Schedule within 90 days after the Closing Date, a third-party appraiser selected by the Buyer, and reasonably acceptable to the Seller, the fees of which shall be borne equally by the Buyer and the Seller, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the parties. Unless otherwise required by applicable Law, the Buyer and the Seller agree to act, and cause their respective Affiliates to act, in accordance with the computations and allocations contained in the Allocation Schedule in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code (the “1060 Forms”)), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable Law, to update such 1060 Forms in accordance with the method used in making the allocation to the extent necessary to reflect purchase price adjustments and to not take any position inconsistent with such Allocation Schedule upon examination of any Tax Returns, in any litigation or otherwise. For the purposes of this Section 2.10, the covenant contained in Section 5.21 shall be included in the Transferred Assets.

Asset Purchase Agreement

ARTCILE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except in each case to the extent that such statements are expressly made only as of a specified date, in which case the Seller represents and warrants that such statements are true, correct and complete as of such specified date.

Section 3.1 Organization and Qualification. The Seller and each Subsidiary is an entity validly existing and in good standing in the state set forth opposite its name on Schedule 3.1 of the Disclosure Schedules and has all necessary corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. Each Subsidiary is a direct or indirect wholly-owned subsidiary of the Seller. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction set forth opposite its name on Schedule 3.1 of the Disclosure Schedules.

Section 3.2 Authority. The Seller and each Subsidiary has full corporate, limited liability company or partnership power and authority, as the case may be, to execute and deliver this Agreement and each of the Ancillary Agreements to which they will be a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and by the Seller and each Subsidiary of each of the Ancillary Agreements to which they will be a party and the consummation by the Seller and the Subsidiaries of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company or partnership action, as the case may be. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller and the Subsidiaries will be a party will have been, duly executed and delivered by the Seller and the Subsidiaries, as the case may be. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller and the Subsidiaries will be a party will constitute, the legal, valid and binding obligations of the Seller and the Subsidiaries, as the case may be, enforceable against the Seller and the Subsidiaries in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except for the Required Consents set forth on Schedule 3.3 of the Disclosure Schedules, and all consents required for the transfer of agreements related to multiple dwelling units which serve 200 or less units or commercial establishments, the execution, delivery and performance by the Seller of this Agreement, and by the Seller and the Subsidiaries of each of

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the Ancillary Agreements to which the Seller and the Subsidiaries will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents (such as the certificates of formation or limited liability company agreements) of the Seller or any Subsidiary;

(ii) conflict with or violate any Law applicable to the Seller or the Subsidiaries, the Business or any of the Transferred Assets or by which the Seller or the Subsidiaries, the Business or any of the Transferred Assets may be bound or affected;

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to or any filing with, any Person pursuant to, or give to others any rights to modify, amend, terminate, accelerate or cancel, any (A) Material Contract or Permit, (B) leases for Material Real Property or (C) retransmission consent, or otherwise to materially impair the ability of the Buyer to own and operate the Systems after the Closing in the manner operated by the Subsidiaries prior to the Closing;

(iv) give rise to any right to acquire any of the Systems or Transferred Assets pursuant to any right of first refusal or similar right; or

(v) result in the creation upon any of the Transferred Assets of any Encumbrance (other than a Permitted Encumbrance);

except, in the case of clause (ii), for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b) Neither the Seller nor the Subsidiaries are required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and by the Seller and the Subsidiaries of each of the Ancillary Agreements to which the Seller and the Subsidiaries will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business, except (i) for any filings required to be made under the HSR Act, or (ii) for any Required Consents set forth on Schedule 3.3 of the Disclosure Schedules.

Section 3.4 Transferred Assets. Upon consummation of the transactions contemplated by this Agreement and receipt of all necessary consents, the Subsidiaries will have, directly or indirectly, assigned, transferred and conveyed to the Buyer, title to all of the Transferred Assets, free and clear of all Encumbrances except Permitted Encumbrances. Schedule 3.4 of the Disclosure Schedules sets forth those Encumbrances, other than the Permitted Encumbrances, that exist as of the date hereof, which Encumbrances will be terminated, released or waived, as appropriate, at or prior to the Closing Date. Except as described on Schedule 3.4 of the Disclosure Schedules, the Transferred Assets and the Excluded Assets comprise all the assets, properties or rights used or held for use by the Seller or the Subsidiaries or any Affiliate thereof in the operation of the Business or the Systems.

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Section 3.5 Financial Statements. True and complete copies of the unaudited consolidated balance sheet of the Business as of December 31, 2004 and 2005, (the balance sheet as of December 31, 2005 is referred to herein as the “Balance Sheet”) and the related unaudited consolidated statements of results of operations and cash flows of the Business for the three years ended December 31, 2005, (collectively referred to as the “Financial Statements”) and the System Reports as of the end of each month from January 1, 2004, through December 31, 2005, are attached hereto as Schedule 3.5 of the Disclosure Schedules. The Financial Statements (i) have been prepared based on the books and records of the Seller and the Subsidiaries pertaining to the Business (except as may be indicated in any notes thereto); (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in any notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Business as at the date thereof and for the respective periods indicated therein, except as otherwise noted therein. The System Reports have been and will be prepared in a manner consistent with the Seller’s accounting methods, policies, practices and procedures used in the preparation of the Financial Statements. Since December 31, 2005, the Seller and the Subsidiaries have not changed, in any material manner, any accounting methods, policies, practices or procedures, unless required by GAAP, and no change has materially impacted the calculation of Operating Cash Flow.

Section 3.6 Absence of Certain Changes or Events. Except as disclosed in Schedule 3.6 of the Disclosure Schedules, as of the date of this Agreement and since the date of the Balance Sheet, the Seller and the Subsidiaries have conducted the Business, in all material respects, in the ordinary course of business consistent with past practice and there has not occurred any Material Adverse Effect.

Section 3.7 Compliance with Law.

(a) The Seller and the Subsidiaries have complied in all material respects with all Laws applicable to them in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets. Except as disclosed in Schedule 3.7(a) of the Disclosure Schedules, neither the Seller nor any Subsidiary has, since January 1, 2004, received any notice of any claims of any Governmental Authority with respect to the failure to comply in any material respect with any such Laws.

(b) Schedule 3.7(b) of the Disclosure Schedules sets forth a list of all Franchises and Licenses related to the Business, all of which are held by the Subsidiaries. Except as set forth in Schedule 3.7(b) of the Disclosure Schedules, all permits, Licenses, Franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Subsidiaries to operate the Business (the “Permits”) are held by the Seller and the Subsidiaries and are in full force and effect and constitute the valid, legal, binding and enforceable obligation of each Subsidiary that is a party thereto, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Subsidiaries are in compliance in all material respects with the Permits and no suspension or cancellation of any of the Permits is pending or, to the Knowledge

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of the Seller, threatened. True and correct copies of each Permit listed on Schedule 3.7(b) of the Disclosure Schedules have been delivered to or made available to the Buyer.

(c) Except as set forth in Schedule 3.7(c) of the Disclosure Schedules, a written request for renewal has been timely filed pursuant to Section 626(a) of the Cable Act with the proper Governmental Authority with respect to any Franchise expiring within 30 months after the date of this Agreement. Schedule 3.7(c) also lists (i) any Franchise Areas in which the Subsidiaries maintain material operations within the public right-of-way without a written Franchise and (ii) any areas in which the Subsidiaries maintain material operations within the public right-of-way without a Franchise.

Section 3.8 Litigation. Except as set forth on Schedule 3.8 of the Disclosure Schedules and except for routine claims in the ordinary course of business which are not individually or in the aggregate material (and which do not relate to the C-Corporations), as of the date hereof, (a) there is no Action by or against the Seller or any Subsidiary in connection with the Business pending, or to the Knowledge of the Seller, threatened in writing; and (b) there is not in existence any final judgment requiring the Seller or any Subsidiary to take any action of any kind with respect to the Transferred Assets or the operation of the Business, or to which the Seller or any Subsidiary, the Business, the Systems or the Transferred Assets are subject or by which they are bound or affected.

Section 3.9 Employee Plans.

(a) Schedule 3.9 of the Disclosure Schedules sets forth all material Employee Plans.

(b) Except as disclosed on Schedule 3.9 of the Disclosure Schedules, with respect to the Employee Plans: (i) each of the Employee Plans has been operated and administered in all material respects in accordance with applicable Law and administrative or governmental rules and regulations, including ERISA and the Code, except to the extent any noncompliance would not reasonably be expected to result in any liability imposed upon the Buyer, and (ii) neither the Seller nor any ERISA Affiliate has any outstanding liability or could reasonably be expected to incur liability under Section 412(f) or (n) of the Code and/or Title IV of ERISA (other than for the payment of Pension Benefit Guaranty Corporation premiums in the ordinary course).

(c) Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Seller’s Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.

(d) Neither the Seller nor any ERISA Affiliate contributes to or is required to contribute to any multiemployer plan.

Section 3.10 Labor and Employment Matters. Except as set forth on Schedule 3.10 of the Disclosure Schedules, as of the date of this Agreement:

(a) no Business Employees are represented by a labor organization or group that was either certified by any labor relations board, including the National Labor Relations Board, or any other Governmental Authority or voluntarily recognized by the Seller or any Subsidiary as

Asset Purchase Agreement

the exclusive bargaining representative of a unit of employees and, to the Knowledge of the Seller, no Business Employee is represented by any other labor union or organization. Neither the Seller nor any Subsidiary is a party to or has any obligation under any union contract, or an obligation (other than under any applicable Law) to recognize or deal with any labor union or organization, and there are no such contracts pertaining to or that determine the terms or conditions of employment of any Business Employee;

(b) to the Knowledge of the Seller (i) no representation, election, petition or application for certification has been filed by any Business Employee within the preceding two years or is pending with the National Labor Relations Board or any other Governmental Authority, and (ii) no overt union organization campaign or other overt attempt to organize or establish a labor union, employee organization or labor organization or group involving any Business Employee is in progress, has occurred within the preceding two years or has been threatened; and

(c) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” organized by any Business Employee is in progress, has occurred within the preceding two years or, to the Knowledge of the Seller, has been threatened.

Section 3.11 Real Property.

(a) Schedule 3.11(a) of the Disclosure Schedules lists each parcel of Real Property owned by the Subsidiaries that constitutes a Transferred Asset (the “Owned Real Property”) and identifies those parcels that constitute Material Real Property. The Seller has delivered or made available to the Buyer, to the extent it possesses the same, title reports for each parcel of Owned Real Property.

(b) Except as disclosed on Schedule 3.11(b) of the Disclosure Schedules, (i) the Subsidiaries have or as of the Closing Time will have fee simple title to all Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) neither the Seller nor the Subsidiaries have received written notice from any Governmental Authority that any of the Owned Real Property is not in material compliance with all applicable Laws, except for such failures to comply, if any, which have been remedied, (iii) to the Knowledge of the Seller, there is no pending or written threat of condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and (iv) there is access to all Owned Real Property either by public roads or by the Easements.

(c) Schedule 3.11(c) of the Disclosure Schedules lists the parcels of Real Property leased by the Subsidiaries that constitute Transferred Assets (the “Leased Real Property”) and identifies those parcels that constitute Material Real Property.

(d) Except as disclosed on Schedule 3.11(d) of the Disclosure Schedules (i) the Seller and the Subsidiaries have, or as of the Closing Time will have, a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (ii) neither the Seller nor the Subsidiaries have received written notice from any Governmental Authority that any of the Leased Real Property is not in material compliance with all applicable

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Laws, except for such failures to comply, if any, which have been remedied, (iii) all leases in respect of the Leased Real Property are in full force and effect, neither the Seller nor the Subsidiaries have received any written notice of a material breach or default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, (iv) to the Knowledge of the Seller, there is no pending or written threat of condemnation or similar proceeding affecting the Leased Real Property or any portion thereof, (v) the Seller has delivered or made available to the Buyer true and complete copies of the written leases in effect at the date hereof relating to the Leased Real Property; provided, however, that the leases with respect to which copies have not been delivered or made available do not contain obligations material to the Buyer that will be applicable to the Buyer after the Closing and (vi) there has not been any sublease or assignment entered into by the Seller or the Subsidiaries in respect of the leases relating to the Leased Real Property except for those disclosed on Schedule 3.11(d) of the Disclosure Schedules.

(e) Schedule 3.11(e) of the Disclosure Schedules sets forth the material rights to use all other Real Property pursuant to the easements, rights-of-way or other rights necessary to conduct the Business, except for easements or rights-of-way granted pursuant to Permits (collectively, the “Easements”). Except as set forth on Schedule 3.11(e) of the Disclosure Schedules and except for easements or rights-of-way granted pursuant to Permits, the Subsidiaries have, or as of the Closing Time will have, the valid and enforceable right to use the Easements, in each case subject only to Permitted Encumbrances.

Section 3.12 Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance.

(a) Schedule 3.12(a) of the Disclosure Schedules lists the broadcast stations carried by the Systems and designates whether they are carried pursuant to “must-carry” election or retransmission consent status pursuant to the Cable Act. Except as described on Schedule 3.12(a) of the Disclosure Schedules, each station carried by the Systems is carried pursuant to a retransmission consent agreement, “must-carry” election or other programming agreement.

(b) Neither the Seller nor the Subsidiaries have, since July 1, 2002, received any written notice, and the Seller has no Knowledge that, since July 1, 2002, the Seller, the Subsidiaries or the Business: (i) are not or have not been in compliance in all material respects with the Communications Act and the Cable Act; or (ii) have not made all material filings required to be made by them with the FCC in connection with the Business or provided all notices to customers of the Business required under the Communications Act, other than such filings and notices, the failure of which to be made or provided would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Seller, neither the Seller nor the Subsidiaries have, since July 1, 2002, received any notice that any rates are not permitted rates under the rules and regulations of the FCC. Schedule 3.12(b) of the Disclosure Schedules lists, as of the date hereof, all pending rate complaints, to the Knowledge of the Seller, on file at the FCC with respect to the Business.

(c) The Seller and the Subsidiaries have filed with the Copyright Office all required statements of account with respect to the Business that were required to have been filed since July 1, 2002 in accordance with the Copyright Act of 1976 and regulations promulgated pursuant

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thereto, and the Seller and the Subsidiaries have paid all royalty fees payable with respect to the Business since July 1, 2002. The Seller and the Subsidiaries have made available to the Buyer copies of all statements of account referred to in this Section 3.12(c).

Section 3.13 Taxes. Except as set forth on Schedule 3.13 of the Disclosure Schedules, the Seller and the Subsidiaries have, in a timely manner, filed all material Tax Returns and other reports required of them under all federal, state, local and foreign tax laws. All such Tax Returns and reports are correct and complete in all material respects. The Seller and the Subsidiaries have paid in full all Taxes or other amounts required to be paid by them whether or not such amounts were shown as due on any Tax Returns, including all Taxes that the Seller and the Subsidiaries are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. To the Knowledge of the Seller, there are no proposed reassessments of any property owned by any of the Subsidiaries that could reasonably be expected to materially affect the Taxes. Except for Permitted Encumbrances, there are no liens for Taxes on any of the Transferred Assets. Except as set forth on Schedule 3.13 of the Disclosure Schedules, there is no deficiency, assessment or audit from any taxing authority that could materially affect the Seller and the Subsidiaries or that could result in any liability of the Buyer or the imposition of any liens upon the Transferred Assets. No Tax authority in a jurisdiction in which the Seller or any of its Subsidiaries does not file Tax Returns has made a claim, assertion or threat relating to the Business that the Seller or any of the Subsidiaries is or may be subject to Tax in such jurisdictions.

Section 3.14 Environmental Matters.

(a) The Seller and the Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and there are no written claims pursuant to any Environmental Law pending or, to the Knowledge of the Seller, threatened, against the Seller or the Subsidiaries in connection with the conduct or operation of the Business or the ownership or use of the Transferred Assets.

(b) To the Knowledge of the Seller, there are no liabilities under any Environmental Law with respect to the Real Property. To the Knowledge of the Seller, neither the Seller, any Subsidiary nor any other Person has used the Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances, except for gasoline and diesel fuel, and such use of Hazardous Substances customary in the construction, maintenance and operation of a cable communications system and in amounts or under circumstances that would not reasonably be expected to give rise to material liability for remediation required pursuant to any Environmental Law. Except as set forth on Schedule 3.14(b) of the Disclosure Schedules, to the Knowledge of the Seller, there are no underground or aboveground storage tanks that store or have stored any Hazardous Substance on any of the Real Property. To the Knowledge of the Seller, there have been no releases of any Hazardous Substances on or from, nor are there any Hazardous Substances on, at, or under any Owned Real Property or, to the Seller’s Knowledge, any Leased Real Property that violate any Environmental Law, require notification to any Governmental Authority or require any response action pursuant to any Environmental Law.

(c) The Seller has delivered or made available to the Buyer copies and results of any reports, studies, analyses, tests, or monitoring of which the Seller has Knowledge and which is

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possessed or initiated by the Seller or any Subsidiary pertaining to Hazardous Substances at, on, about, under or within any Systems, or any Real Property or concerning compliance by the Seller or any Subsidiary or any other Person for whose conduct the Seller and its Affiliates are responsible, with Environmental Laws.

(d) The representations and warranties contained in this Section 3.14 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or the Seller’s or the Subsidiaries’ ownership or operation thereof.

Section 3.15 Contracts.

(a) Schedule 3.15 of the Disclosure Schedules lists each of the following Contracts (it being understood that Schedule 3.15 of the Disclosure Schedules does not list any agreements with subscribers, including any individually-billed subscribers, multiple dwelling units which serve 200 or less units or commercial establishments for the services provided by the Systems in the ordinary course of business):

(i) any Contract relating to the use of any public utility facilities, including all pole line, joint pole or master contracts for pole attachment rights and the use of conduits (each, a “Pole Attachment Agreement”);

(ii) any Contract relating to the use of any microwave or satellite transmission facilities;

(iii) any Contract relating to the sale of cablecast time to third parties for advertising or other purposes;

(iv) any Contract for the purchase, sale or lease of Real Property or any other property or any option to purchase or sell Real Property or any other property, providing for aggregate payments by or to the Seller or the Subsidiaries in an amount in excess of $150,000 or which relate to any Real Property or other property material to the operation of the Business;

(v) any installment sale Contract or liability for the deferred purchase price of property with respect to any of the Transferred Assets involving payments exceeding, an aggregate for any individual Contract of $150,000;

(vi) any other Contract involving aggregate payments under any such Contract, to be made by or to the Seller or any Subsidiary, in excess of $150,000 that are not terminable on 90 days notice or less;

(vii) any agreements with multiple dwelling units which serve more than 200 units; or

(viii) any other contract that is material to the Business, taken as a whole, or that contains any material non-monetary obligation.

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The Contracts set forth in clauses (i), (ii), (iv), (v), (vi) and (viii) above and any other agreements designated as “Material Contracts” on Schedule 3.15 of the Disclosure Schedules being “Material Contracts”.

(b) Except as set forth on Schedule 3.15 of the Disclosure Schedules, each Material Contract is valid and binding on the Seller or the Subsidiaries, as the case may be, is in full force and effect, and legally enforceable in accordance with its terms upon the Seller or any Subsidiary which is a party thereto and, to the Seller’s Knowledge, upon the other parties thereto except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and to the Seller’s Knowledge, upon the other parties thereto. Except as set forth on Schedule 3.15 of the Disclosure Schedules, neither the Seller nor the Subsidiaries, nor, to the Seller’s Knowledge, any other Person, are in material breach of, or default under, any Material Contract to which they, or such other Person, are a party.

(c) The Pole Attachment Agreements represent all contracts, permits, privileges and other authorizations necessary to permit the Subsidiaries to install, maintain, operate and use utility poles and conduits and such other facilities as are currently used in the Systems or are necessary for the operation of the Systems and the Transferred Assets as currently operated, other than any such contracts, permits, privileges or other authorizations, the failure of which to be held or of the Seller or a Subsidiary to be a party to that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no pending or unresolved or, to the Knowledge of the Seller, threatened audits with respect to any utility attachment or conduit usage relating to the Systems.

(d) Schedule 3.15 of the Disclosure Schedules sets forth a true and complete list of all capital leases related to any of the Transferred Assets.

(e) Schedule 2.2(r) of the Disclosure Schedules lists all contracts, except for those contracts that constitute Excluded Assets pursuant to Sections 2.2(b), 2.2(c), 2.2(d), 2.2(e), 2.2(f), 2.2(g), 2.2(n), 2.2(o), 2.2(p), 2.2(s) and 2.2(t) to which any Subsidiary and/or one or more Affiliates of the Seller are parties that relate to any System as well as one or more cable systems of CCI and its subsidiaries that are not included in the Systems, including all master contracts for retransmission consent, advertising sales, tower leases, and master multiple dwelling units (other than any subordinate tower lease or multiple dwelling unit contracts that incorporate the terms of such master contracts by reference); in each case, that would, but for the fact that they relate to one or more cable systems of CCI and its subsidiaries that are not included in the Systems, be required to be disclosed on Schedule 3.15 of the Disclosure Schedules.

Section 3.16 System Information. Schedule 3.16 of the Disclosure Schedules sets forth, as of the dates set forth in such Schedule, a true and complete statement of the following information with respect to each System: (i) the total number of individual basic subscribers, digital subscribers, equivalent basic units for bulk and commercial subscribers and high speed Internet subscribers served (determined in the same manner as the System Reports); (ii) the bandwidth capacity specified in MHz which each System is capable of passing in accordance

Asset Purchase Agreement

with the performance standards set forth in 47 CFR Part 76; (iii) the channel line-up and rate card, (iv) the aerial and underground plant miles, and (v) the approximate number of homes passed (as determined by the Seller in a manner consistent with past practice).

Section 3.17 Brokers. Except for Daniels & Associates and JPMorgan Securities, Inc., the fees of which shall be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or the Subsidiaries.

Section 3.18 Intellectual Property. To the Seller’s Knowledge, except as disclosed on Schedule 3.18 of the Disclosure Schedules, and except with respect to music licensing for which the Seller makes no representation or warranty, the Business has been operated in such a manner so as not to violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property. There are no judgments, proceedings, writs, orders, injunctions, awards or decrees of any court, judge, justice, magistrate or Governmental Authority against the Seller or any Subsidiary that restrict, in any respect, the rights of the Seller or any Subsidiary to use any Intellectual Property. Schedule 3.18 of the Disclosure Schedules lists the software that is physically located at the business offices located within the Systems and material to the operation of the Business.

Section 3.19 Transactions with Affiliates. Except as disclosed on Schedule 3.19 of the Disclosure Schedules and except with respect to customary corporate overhead services provided by the corporate, divisional or regional offices of CCI, neither the Seller nor any Subsidiary is a party to any business arrangement or business relationship with any of its Affiliates with respect to the Transferred Assets or operation of the Systems, and none of their Affiliates owns any property or right, tangible or intangible, that is material to the Seller’s or any Subsidiary’s operation of the Systems or used primarily in the Seller’s or Subsidiary’s operation of the Systems.

Section 3.20 Bonds; Letters of Credit. Each franchise, construction, fidelity, performance, or other bond, guaranty in lieu of a bond, letter of credit, indemnity agreement or similar instrument posted by or on behalf of the Seller or any Subsidiary or required to be posted by the Seller or any Subsidiary in connection with its operation or ownership of any of the Systems is set forth on Schedule 3.20 of the Disclosure Schedules, together with the amount thereof.

Section 3.21 Overbuilds. Except as set forth on Schedule 3.21 of the Disclosure Schedules, to the Seller’s Knowledge, as of the date of this Agreement, (i) no Person, other than the Seller, the Buyer, or their respective Affiliates, is providing cable television service within the regions in which the Systems operate, (ii) since December 31, 2003, no Person, other than the Seller, the Buyer, or their respective Affiliates, has applied for a franchise to provide cable television service within the regions in which the Systems operate and (iii) since December 31, 2003, no Person, other than the Seller, the Buyer, or their respective Affiliates, has publicly announced an intention to provide cable television service within the regions in which the Systems operate.

Asset Purchase Agreement

Section 3.22 Representations and Warranties Related to the C-Corporations.

(a) Organization and Qualification. The C-Corporation Parent Company and each of the C-Corporations is duly organized, validly existing and in good standing in the state set forth opposite its name on Schedule 3.22(a) of the Disclosure Schedules and has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to carry on the Business as is now being conducted by the C-Corporations. The C-Corporation Parent Company and each C-Corporation is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where such qualification or license is necessary or appropriate as set forth opposite its name on Schedule 3.22(a) of the Disclosure Schedules.

(b) Shares. The C-Corporation Parent Company is the record and beneficial owner of the Shares, free and clear of any Encumbrances other than the Encumbrances set forth on Schedule 3.4 of the Disclosure Schedules. The Seller has the right, authority and power to cause the C-Corporation Parent Company to, and the C-Corporation Parent Company has the right, authority and power to, sell, assign and transfer the Shares to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing and the Buyer's payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrances, other than Encumbrances created by the Buyer.

(c) Capitalization. Schedule 3.22(c) of the Disclosure Schedules sets forth, for each C-Corporation, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except for the Shares and except as set forth in Schedule 3.22(c) of the Disclosure Schedules, the C-Corporations have not issued or agreed to issue any (i) share of capital stock or other equity or ownership interest, (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests, (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any C-Corporation or other equity equivalent or equity-based award or right or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each Share of each of the C-Corporations is duly authorized, validly issued, fully paid and nonassessable, and each Share is owned by the C-Corporation Parent Company, free and clear of any Encumbrances. All of the Shares have been offered, sold and delivered in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.22(c) of the Disclosure Schedules and except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the C-Corporations to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the C-Corporations. No Shares have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificates of incorporation or bylaws or equivalent organizational documents of the C-Corporations or any Contract to which the C-Corporations are a party or by which the C-Corporations are bound. The Seller has delivered to the Buyer true and complete copies of the organizational documents, minutes and other corporate records of each of the C-Corporations as in effect on the date hereof.

Asset Purchase Agreement

(d) Equity Interests. None of the C-Corporations directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

(e) Undisclosed Liabilities. The are no liabilities of the C-Corporations of any nature whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the C-Corporations prepared in accordance with GAAP or the notes thereto, other than (i) liabilities that are reflected or reserved against in the Balance Sheet, (ii) liabilities arising since December 31, 2004 in the ordinary course of business consistent with past practice, (iii) liabilities arising in the ordinary course of business pursuant to Contracts disclosed or referred to in the Schedules 3.7(b), 3.11(c) and 3.15 of the Disclosure Schedules or that are not required to be disclosed in the Disclosure Schedules pursuant to the terms of this Agreement, (iv) liabilities expressly set forth in the Disclosure Schedules, and (v) liabilities incurred after the date hereof in accordance with, and not in violation of, Section 5.1.

(f) Transferred Assets; Employees. At the Closing, the C-Corporations will have (x) disposed of any right, title or interest in any asset that is not a Transferred Asset or (y) caused to be assumed or taken subject to, as the case may be, any liability that is not an Assumed Liability, and in each case will have paid all Taxes, if any, imposed by reason of (x) or (y). The C-Corporations do not, and since January 1, 2003, have not had any employees. The C-Corporations do not, and since January 1, 2003, have not maintained any employee benefit plans and do not have any liability in respect of any Affiliate's employee benefit plans.

(g) Taxes.

(i) Except as set forth on Schedule 3.22(g), the C-Corporations have timely filed, or been included in, all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date, in each case, subject to any applicable extensions. All such Tax Returns are complete and accurate in all material respects. All Tax Returns required to be filed in respect of the C-Corporations prior to January 1, 2003 relate to periods for which the time for assessment has expired. All tax elections made by or on behalf of the C-Corporations have been timely and properly made;

(ii) All Taxes of the C-Corporations that are payable in respect of taxable periods that end on or before the Closing Date have or will have been timely paid. Taxes that are not yet payable have been fully reserved for on the books and records of the C-Corporations;

(iii)  None of the C-Corporations has a Tax deficiency or claim assessed or, to the best of the knowledge of the C-Corporations or the Vice President of Tax of CCI, proposed or threatened (whether orally or in writing) against any C-Corporation;

Asset Purchase Agreement

(iv) None of the C-Corporations (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations or (B) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(v) As of the Closing, no C-Corporation shall be a party to, bound by or have any obligation under any Tax allocation or sharing agreement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

(vi) None of the C-Corporations (A) has been a member of any affiliated group filing a consolidated federal income Tax Return and (B) has any liability for the Taxes of any other person as defined in Section 7701(a)(1) of the Code or under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(vii) None of the C-Corporations has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by such C-Corporations and to the knowledge of the C-Corporations or the Vice President of Tax of CCI, the Internal Revenue Service has not proposed any such adjustment or change in accounting method;

(viii) No extension of time has been requested or granted for any C-Corporation to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and no C-Corporation has granted a power of attorney that remains outstanding with regard to any Tax matter;

(ix) Except for Permitted Encumbrances, there are no Tax liens on or pending against any of the C-Corporations or any of the C-Corporations’ assets;

(x) There are no presently outstanding waivers or extensions or requests for waiver or extension of time within which a Tax deficiency may be asserted or assessed against a C-Corporation;

(xi) No issue has been raised in any examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of any C-Corporation, by which application of similar principles to any past, present or future period, would result in a Tax deficiency for such period;

(xii) No claim has been made by any Tax authority that any C-Corporation is subject to Tax in a jurisdiction in which a C-Corporation is not then paying Tax of the type asserted; and

(xiii) None of the C-Corporations has participated in a “reportable transaction” or “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any analogous or similar state or local law.

        Section 3.23 Contracts Containing Non-Competition Agreements. The Transferred Assets do not include any Contract that contains a non-competition or other similar provision

Asset Purchase Agreement

that would be binding on (a) the Buyer and its Affiliates or (b) the Equity Sponsors and their affiliates after the Closing; provided, however, that the representation contained in this Section 3.23 shall be modified by any disclosure made by the Seller pursuant to Section 5.26 hereof.

Section 3.24  No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Agreements, neither the Seller, the Subsidiaries nor any other Person makes any other express or implied representation or warranty on behalf of the Seller or the Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, except in each case to the extent that such statements are expressly made only as of a specified date, in which case the Buyer represents and warrants that such statements are true, correct and complete as of such specified date.

Section 4.1 Organization and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2 Authority. The Buyer has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Asset Purchase Agreement

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except for the execution, delivery and performance by the Buyer of this Agreement, and by the Buyer of each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents (such as the certificates of formation or limited liability company agreements) of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii), for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

(b) Assuming the receipt of all Required Consents with respect to the transfer to the Buyer of the Permits, the Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except (i) for any filings required to be made under the HSR Act or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Financing. The Buyer has received commitments from sources of equity financing (the “Equity Commitment”) and debt financing (the “Debt Commitment”, together with the Equity Commitment, the “Financing Commitments”) in amounts sufficient to enable the Buyer to consummate the transactions contemplated hereby and, subject to the closing of the transactions contemplated by the Financing Commitments on the Closing Date, the Buyer will have available sufficient unrestricted funds to enable it to consummate the transactions contemplated hereby. On the date hereof, the Buyer has delivered true and accurate copies of all Financing Commitments to the Seller.

Section 4.5  Certain Information. The Buyer has provided to the Seller all information reasonably necessary for the completion of the FCC Forms 394 required to be filed in order to obtain the LFA Approvals (including information required by the terms of the Franchises).

Asset Purchase Agreement

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.7 Litigation and Claims. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, proceedings or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates that, individually or in the aggregate, would impair or delay the ability of the Buyer to effect the Closing. Neither the Buyer nor any of its Affiliates is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that, individually or in the aggregate, would impair or delay the ability of the Buyer to effect the Closing.

Section 4.8 No On-Sale Agreements. As of the date of this Agreement, the Buyer and its Affiliates have not entered into any discussions, negotiations, agreements or understandings with any Person (other than the Seller) with respect to a purchase and sale transaction, whether by merger, stock sale, asset sale or otherwise, involving any of the Transferred Assets.

Section 4.9 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.

Section 4.10 Overbuilds. Except as set forth on Schedule 4.10 of the Disclosure Schedules, to the Buyer's Knowledge, as of the date of this Agreement, since December 31, 2003, no Person, other than the Seller, the Buyer, or their respective Affiliates, has publicly announced an intention to provide cable television service within the regions in which the Systems operate.

Section 4.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or the Ancillary Agreements, neither the Buyer nor any other Person makes any other express or implied representation or warranty on behalf of the Buyer.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Seller covenants that the Business shall be conducted only in the ordinary course of business consistent with past practices, and the Seller shall cause the Subsidiaries to use their commercially reasonable efforts to preserve the Business, goodwill and relationships with its customers,

Asset Purchase Agreement

suppliers, employees, Governmental Authorities and others. Except as provided in Schedule 5.1 of the Disclosure Schedules or otherwise specifically set forth in this Agreement, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld), neither the Seller nor the Subsidiaries shall, in connection with the Business:

(a) except to the extent prohibited by the Indentures, sell, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein, other than immaterial dispositions (and where appropriate, corresponding replacements) in the ordinary course of business consistent with past practice;

(b) (i) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date of this Agreement or modify or amend in any material respect any such existing contract, agreement or arrangement, (ii) enter into any lease for any new parcel of Real Property that is not terminable without penalty on 60 days notice, (iii) modify or amend any lease for (A) any headend, (B) any other property that would be Material Real Property and that serves more than 1,000 individually-billed subscribers, or (C) any other lease other than, for purposes of this clause (C) any immaterial modification or amendment made in the ordinary course of business or (iv) enter into any Franchise or FCC License or modify or amend in any material respect any such existing Franchise or FCC License;

(c) grant or announce any increase in the base salaries payable to any Business Employees, other than as required by Law, pursuant to any Employee Plans or other ordinary increases not inconsistent with the past practices of the Seller and its Affiliates, but in no event shall the aggregate of such increases exceed 5% of the aggregate base salaries payable to all the Business Employees as of the date of this Agreement;

(d) make any material change in any method of accounting or accounting practice or policy, except in accordance with CCI’s then current practice or as required by GAAP (in which case the Seller will promptly notify the Buyer of such material change);

(e) make or rescind any election relating to Taxes, file any amended Tax Return, settle any Tax claim or assessment or consent to any waiver or extension of the limitation period applicable to any Tax claim or assessment, except for any elections, amendments, settlements or consents of CCI and its subsidiaries that do not affect the Business or the C-Corporations disproportionately as compared with CCI, taken as a whole (provided that no such election, amendment, settlement or consent shall have any adverse effect on the Business or the C-Corporations after the Closing);

(f) fail to implement procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent, in accordance with CCI’s practice in effect during the twelve months preceding the date of this Agreement;

(g) fail to maintain in full force and effect existing policies of insurance with respect to the Business or replacement insurance;

(h) fail to deliver to the Buyer correct and complete copies of monthly System Reports promptly after such statements become available to the Seller;

Asset Purchase Agreement

(i) change the rates charged for Basic Services, Expanded Basic Services, High Speed Internet Services or Pay TV or add, delete, retier or repackage any analog or digital programming services other than annual rate increases and changes to channel positions made in the ordinary course of business and, except to the extent required under any Law (in which case the Seller will promptly notify the Buyer of any such change);

(j) fail to maintain at least 30 days of inventory of customer premise and customer installation equipment or fail to maintain inventory of any other Equipment in the ordinary course of business consistent with past practice;

(k) incur any liability that would constitute a material Assumed Liability if incurred prior to the date of this Agreement;

(l) dispose of, license or permit to lapse any rights in, to or for the use of any material Intellectual Property included in the Transferred Assets;

(m) fail to make any capital expenditures or repairs in the ordinary course of business consistent with the current budget and past practice of the Seller with respect to the Business;

(n) settle any claims, actions, arbitrations, disputes or other proceedings that would result in the Seller or any Subsidiary being enjoined in any material respect from engaging in the transactions contemplated by this Agreement or materially adversely affecting the System;

(o) engage in any marketing or promotional activities;

(p) waive, release or assign any material right relating to the Systems or the Transferred Assets;

(q) fail to keep any (i) Material Contract or Permit (subject to the expiration of such Material Contract or Permit in accordance with its terms), (ii) lease for (A) any headend or (B) any other Material Real Property that serves more than 1,000 individually-billed subscribers or (iii) retransmission consent included in the Transferred Assets in full force and effect without material default thereunder;

(r) issue or sell, or cause the C-Corporation Parent Company to issue or sell, any shares of capital stock of the C-Corporations, or any of their subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares; or

(s) fail to consider in good faith any requests by the Buyer to dispose of any Real Property included in the Transferred Assets.

This Section 5.1 notwithstanding, prior to the Closing, the Seller shall transfer, sell or otherwise dispose of (1) any assets held by the C-Corporations that are not Transferred Assets and (2) any liabilities of the C-Corporations that are not Assumed Liabilities.

Asset Purchase Agreement

Section 5.2 Covenants Regarding Information.

(a) From the date of this Agreement until the Closing Time, upon reasonable notice, the Seller shall afford the Buyer and its managers, members, general partners, officers, employees, agents, accountants, attorneys, advisors, bankers and other representatives (collectively, “Representatives”) reasonable access to the Seller's supervisory employees at the Key Market Area (KMA) level, properties, offices, plants and other facilities, books and records of the Seller and the Subsidiaries to the extent related to the Business, and shall use its commercially reasonable efforts to furnish the Buyer with such financial, operating and other data and information to the extent related to the Business as the Buyer may reasonably request, including: (i) the number of poles currently being billed and rate per pole under each Pole Attachment Agreement and (ii) a list of each Contract that falls within any of the following categories: (A) agreements that provide for annual payments to or by Seller or any Subsidiary in excess of $5,000, (B) any partnership, joint venture or other similar agreement or arrangement of Seller or any Subsidiary, (C) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining indemnity obligations, (D) any railroad crossing agreements, (E) any tower lease agreements, (F) any multi-dwelling unit and commercial establishment agreements, (G) any software license not listed on Schedule 3.18 of the Disclosure Schedules and (H) a brief summary of the material terms of any oral Contract that falls into any of the foregoing categories; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Seller’s or its Affiliates’ personnel and in such a manner as does not unreasonably interfere with the normal operations of the Seller, the Subsidiaries or the Business, and the Buyer shall reimburse the Seller promptly for reasonable out-of-pocket expenses it incurs in complying with any such request for access or information by or on behalf of the Buyer. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would, as determined in the Seller’s sole discretion, (1) jeopardize any attorney-client or other legal privilege, (2) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (3) relate to any consolidated, combined or unitary Tax Return filed by the Seller, the Subsidiaries or any Affiliate thereof or any of their respective predecessor entities or (4) relate to any Excluded Asset or Excluded Liability, provided that in the event the Seller shall decline to provide the Buyer with any such information, the Seller shall provide the Buyer with written notice thereof and shall include the reason therefor. If requested by the Buyer and to the extent reasonable under the circumstances, the Seller agrees to seek waivers of any condition or circumstances upon which the Seller relies in denying access to any such information. The Buyer shall reimburse the Seller promptly for reasonable out-of-pocket expenses it incurs in complying with any such request for information by or on behalf of the Buyer.  Any access shall be at the risk of the Buyer and its Representatives, and in connection therewith, the Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties with respect to any Losses resulting from or arising out of such access. All requests made pursuant to this Section 5.2(a) shall be directed to one of the Persons identified on Schedule 5.2(a) of the Disclosure Schedules or such other Person or Persons as may be designated by the Seller to the Buyer from time to time. All information received pursuant to this Section 5.2(a) shall be subject to the terms and conditions of Section 5.6.

Asset Purchase Agreement

(b) For a period of seven years after the Closing Date or, if shorter, the applicable period specified in the Buyer’s document retention policy, or if such policy does not exist, in accordance with the Buyer’s practices, the Buyer shall (i) retain the books and records included in the Transferred Assets relating to the Business relating to periods prior to and including the Closing Date and (ii) upon reasonable notice afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records to the extent related to the Business; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

(c) For a period of seven years after the Closing Date or, if shorter, the applicable period specified in the Seller’s document retention policy, or if such policy does not exist, in accordance with the Seller’s practices, the Seller shall (i) retain the books and records relating to the Business relating to periods prior to and including the Closing Date which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records to the extent related to the Business; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c).

(d) The Seller acknowledges and agrees that, within 45 days of the date of this Agreement, the Buyer may commission, at the Buyer’s sole cost and expense, a Phase I environmental site assessment (as such term is described in the American Society of Testing and Materials Standard 1527) of the Real Property (a “Phase I Assessment”). The Seller will use its commercially reasonable efforts to comply with any reasonable request for information made by the Buyer or its Representatives in connection with any such investigation, but in no event will the Seller be required under this Section 5.2(d) to disclose any materials constituting attorney-client privileged communications. Upon reasonable request by the Buyer, the Seller will afford the Buyer and its Representatives access to such Real Property at reasonable times and in a reasonable manner in connection with any such investigation; provided, however, that the Buyer shall not unreasonably interfere with the Subsidiaries’ use and operation of the Real Property. Should the Buyer commission such an investigation, such investigation will have no effect upon the representations and warranties made by the Seller to the Buyer under this Agreement, except that if any Phase I Assessment documents an environmental condition that would reasonably be construed to be a breach of the Seller’s representations or warranties herein and such breach is capable of being cured, the Buyer shall promptly so notify the Seller and the Seller will be deemed not to have breached such representation or warranty if the Seller cures such breach. The Buyer shall reimburse the Seller promptly for reasonable out-of-pocket expenses it incurs in complying with this Section 5.2(d), other than any expense the Seller incurs pursuant to the preceding sentence. Any access to the Real Property shall be at the risk of the Buyer and its Representatives, and in connection therewith, the Buyer hereby agrees to indemnify and hold harmless the Seller Indemnified Parties with respect to any Losses resulting from or arising out of the activities of the Buyer or its representatives undertaken pursuant to this Section 5.2(d). If the environmental firm reasonably determines as a result of any Phase I Assessment that further

Asset Purchase Agreement

investigation or testing is necessary, the Buyer may cause to be performed such additional environmental investigations or testing, as appropriate, at the Real Property except to the extent expressly prohibited by the applicable lease, as soon as reasonably practicable by the environmental firm. The Buyer must obtain the Seller’s prior written consent to conduct any other environmental investigation, sampling, testing or assessment of any kind at any Real Property, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) All information collected and generated as a result of the environmental due diligence authorized by Section 5.2(d) will be subject to the terms and conditions of Section 5.6 of this Agreement. The Buyer will provide to the Seller copies of all (i) work plans, proposed investigation methodologies and other similar information prepared by the Buyer or the Buyer’s environmental consultants no later than 10 days prior to the proposed initiation of any environmental site assessments (other than the Phase I Assessments) and (ii) and draft and final reports, assessments and other information composed or compiled by the Buyer or the Buyer’s environmental consultants within 10 days after the Buyer’s receipt of copies thereof, but in no event later than 30 days prior to the Closing Date.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Seller and the Subsidiaries shall have the right to retain one copy of all contracts, agreements, books, records, literature, lists (other than customer lists, all of which shall be delivered to the Buyer), and any other written or recorded information constituting Transferred Assets or which otherwise relates to the Business or the Assumed Liabilities (including, without limitation, the Books and Records), in each case to the extent required for (i) the administration by the Seller and the Subsidiaries or their Affiliates of any suit, claim, action, proceeding or investigation relating to the Business, (ii) the administration by the Seller and the Subsidiaries or their Affiliates of any regulatory filing or matter or (iii) any other valid reasonable legal or business purpose of the Seller and the Subsidiaries or their Affiliates.

(g) For a period of 30 days following the Closing Date, the Buyer shall grant to the Seller, the Subsidiaries and each of their respective Representatives access to the hard drives and other electronic information storage devices included in the Transferred Assets for the purpose of obtaining copies thereof. The Buyer shall not erase or otherwise eliminate any information contained on such hard drives and other electronic information storage devices until the expiration of such 30-day period. The parties shall reasonably cooperate in determining the manner and the times of access by the Seller, the Subsidiaries and each of their respective Representatives so as not to interfere with the normal operation of the Buyer’s business.

(h) From and after the date hereof, the Seller shall deliver to the Buyer, promptly upon receipt or filing, copies of all pleadings, orders and decisions entered in connection with the litigation described as West Virginia Item 2 in Schedule 3.8 of the Disclosure Schedules.

Section 5.3 Update of Disclosure Schedules; Knowledge of Breach. The Seller shall, promptly after becoming aware of such matter, event or condition, supplement or amend the Disclosure Schedules with respect to any matter, event or condition hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedules. Any such supplemental or amended disclosure with respect to those matters, events or conditions arising or discovered after the date

Asset Purchase Agreement

 of this Agreement shall not be deemed to have cured any inaccuracy of any representation or warranty made in this Agreement for purposes of the indemnifications provided for in Article VII hereof and shall not be deemed to have cured any such inaccuracy of representation or warranty for purposes of determining whether the conditions set forth in Article VI have been satisfied. Notwithstanding the foregoing, if the effect of any such supplements or amendments to the Disclosure Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims, in each case acquired after the date of this Agreement (“New Properties”) as Transferred Assets that would have been (if owned on the date of this Agreement) required by this Agreement to have been disclosed by the Seller in its original Disclosure Schedules, then the Buyer, at or before Closing, will have the right (to be exercised by written notice delivered to the Seller at least two days prior to the Closing Date, provided that if any supplement or amendment to the Disclosure Schedules occurs less than six days prior to the Closing Date, the Buyer may provide such notice immediately prior to the Closing) to cause any one or more of such New Properties to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement and any liabilities associated therewith shall be deemed Excluded Liabilities. The failure of the Buyer to designate any New Property as an Excluded Asset prior to the Closing will be deemed an acceptance of such New Property as a Transferred Asset for all purposes under this Agreement as if such New Property were included on the original Disclosure Schedules, and the Buyer will be deemed to have waived, for itself and all Buyer Indemnified Parties, all claims under Article VII arising from the Seller’s failure to disclose such New Property in the original Disclosure Schedules.

Section 5.4 Notification of Certain Matters. Until the Closing, (i) each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event related to it of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied, (ii) the Seller will promptly notify the Buyer of any material adverse change relating to the Seller, the Subsidiaries, the Business, the Systems, the Assumed Liabilities or the Transferred Assets and (iii) the Seller will promptly notify the Buyer of any event or change in circumstances that, had it occurred prior to the date of this Agreement, would have resulted in a breach of the representations and warranties set forth in Section 3.10 related to labor and employment matters and Section 3.21 related to overbuilds.

Section 5.5 Employee Benefits.

(a) Continuity of Employment for Business Employees. Upon the execution of this Agreement, the Seller shall provide to the Buyer a list of all Business Employees by work location as of a recent date, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, and whether the employee is subject to an employment agreement. The list shall also indicate which of such employees, if any, the Seller intends to retain as its employees (the “Retained Employees”). The Seller and the Buyer shall work in good faith to prepare a communication plan to be used in matters related to the Business Employees that shall include the Buyer's right to conduct meetings with the Business Employees (and their supervisors) during the 45 days prior to the Closing. Effective as of the Closing, the Buyer shall make offers of employment to all Business Employees other than Retained Employees and up to 10 additional Business Employees, contingent upon (i) the Closing, (ii) such Business Employees being active employees of the

Asset Purchase Agreement

Seller immediately prior to Closing and (iii) the reasonable satisfaction of the Buyer as to any background checks or drug testing it conducts with respect to any Business Employees (each such Business Employee who accepts the Buyer’s offer of employment and who becomes an employee of the Buyer effective as of the Closing is referred to in this Agreement as a “Transferred Employee”). If the Buyer makes any offers to any employees that are not (A) substantially similar in responsibility, (B) at least the same base compensation as of the Closing and (C) in the same general geographic location as such employee’s primary place of employment as of the Closing, then, to the extent such employees do not accept such offers, such employees shall count against the 10 Business Employees to whom the Buyer is not required to make offers (as provided in the previous sentence). The parties agree that the Buyer shall indemnify the Seller for any severance costs (the amount of which shall be calculated in accordance with Schedule 5.5(d) of the Disclosure Schedules) in excess of 10 Business Employees incurred by the Seller pursuant to the previous sentence (for the avoidance of doubt, if the Buyer is required to indemnify the Seller pursuant to this sentence, the Seller shall be responsible for the severance costs of the 10 lowest paid Business Employees as determined immediately prior to the Closing). The Buyer and the Seller shall cooperate reasonably from and after the date hereof to communicate with Business Employees regarding any offers of employment to be made to them by the Buyer hereunder and otherwise to give effect to this Section 5.5. The Seller and its Affiliates shall retain liability for all obligations and liabilities to the Retained Employees and other Business Employees who do not become Transferred Employees.

(b) Service Credit. The Transferred Employees shall receive credit for all periods of employment and/or service with the Seller or its Affiliates (including service with predecessor employers, where such credit was provided by the Seller or its Affiliates) prior to the Closing Time for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation and severance benefits under the Buyer’s relevant plans and policies, and as set forth in this Agreement), including for purposes of satisfying any service requirements for early retirement under any pension plan adopted by the Buyer or its Affiliates with respect to Transferred Employees, to the same extent such employment service was credited for similar purposes under the Employee Plans for at least the six-month period immediately prior to the Closing Time.

(c) Employee Benefits — General. The Buyer shall provide the Transferred Employees with employee benefits that are the same as those generally provided to the similarly-situated employees of the Buyer and its Affiliates. The Seller shall bear the expense of and responsibility for all liabilities arising from claims by the Transferred Employees for benefits attributable to periods prior to the Closing Time under the Employee Plans, and the Buyer shall bear the expense of and responsibility for all liabilities arising from claims by the Transferred Employees for benefits attributable to periods on or after the Closing Time under the benefit plans maintained by the Buyer, including any claims under such plans relating to severance from employment on or after the Closing Time (including any such severance that relates to or results from any failure of the Buyer to comply with the provisions of this Section 5.5). Except as may be specifically required by this Agreement or by applicable Law, the Buyer shall not be obligated to continue to provide any particular employee benefits to any Transferred Employee.

Asset Purchase Agreement

(d) Severance Obligations. If the Buyer discharges any Transferred Employee without cause within 180 days after the Closing, then the Buyer shall pay severance benefits to such Transferred Employee that are at least equal to the severance benefits set forth on Schedule 5.5(d) of the Disclosure Schedules, giving effect to such employee’s past service with any Seller or its Affiliate. For purposes of this Section 5.5, for a discharged Transferred Employee, “cause” shall have the meaning set forth in the Buyer’s employment policies, procedures or agreements applicable to the Buyer’s similarly-situated employees.

(e) Welfare Benefit Plans.

(i) Effective as of the Closing Date, the Buyer shall offer the Transferred Employees and their eligible dependents participation in the medical plans of the Buyer. With respect to any other welfare benefit plans, including dental, life insurance, and short- and long-term disability (all of such welfare plans, including the Buyer’s medical plan described in the previous sentence, the “Buyer Welfare Benefit Plans”), the Buyer shall offer participation in such other welfare benefit plans to the Transferred Employees as soon as practicable after the Closing Date, but in no event more than 30 days after the Closing Date. All waiting periods and pre-existing condition clauses shall be waived under the Buyer Welfare Benefit Plans for the Transferred Employees and their eligible dependents who were participating in similar welfare benefits plans and programs of the Seller and its Affiliates on the Closing Date. To the extent applicable, the Buyer shall cause the Buyer Welfare Benefit Plans to recognize any out-of-pocket medical and dental expenses incurred by each of the Transferred Employees and their eligible dependents on or prior to the Closing Date and during the calendar year in which the Closing Date occurs for purposes of determining deductibles and out-of-pocket maximums under the Buyer Welfare Benefit Plans (the Seller shall provide such information to the Buyer at or prior to the Closing).

(ii) Effective as of the Closing Date, the Buyer shall assume all responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA (the “COBRA Obligations”) and any state continuation coverage requirements with respect to the Transferred Employees and their beneficiaries. The Seller agrees that it shall retain responsibility for COBRA Obligations to all qualified beneficiaries of covered employees for whom a “qualifying event” under COBRA occurs prior to the Closing and for any employee, including but not limited to any Business Employee, who is not a Transferred Employee.

(f) Vacation Benefits. After the Closing Date, to the extent permitted by law, the Buyer shall recognize, and permit the Transferred Employees to use, all of the Transferred Employees’ accrued and unused vacation (the Seller shall provide such information to the Buyer promptly following the Closing). The Buyer shall recognize service by each Transferred Employee with the Seller and its Affiliates (including service with predecessor employers, where such credit was provided by the Seller and its Affiliates) for purposes of determining entitlement to vacation under the applicable vacation policy of the Buyer.

(g) WARN Act. The Buyer agrees to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”) and any

Asset Purchase Agreement

similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event for which the Buyer is responsible affecting Business Employees and occurring after the Closing. The Seller agrees to provide or cause to be provided any required notice and to discharge any liability under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees, (including the transactions contemplated by this Agreement ) and occurring on or prior to the Closing.

(h) No Third-Party Beneficiaries. Nothing herein express or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

Section 5.6 Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 7, 2005 between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6 shall terminate only in respect of that portion of the documents and materials referenced therein relating to the Transferred Assets. The Confidentiality Agreement shall otherwise continue in full force and effect with respect to all other Confidential Information (as defined in the Confidentiality Agreement), including the terms of this Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.7 Consents and Filings; Further Assurances.

(a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain the Required Consents and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law. All fees to be paid and costs incurred in connection with obtaining the Required Consents and making such filings shall be borne equally by the Seller and the Buyer.

(b) Section 5.7(a) notwithstanding, the Seller and the Buyer shall prepare and file, or cause to be prepared and filed, within 15 Business Days after the date of this Agreement, all applications (including FCC Forms 394 or other appropriate forms required to be filed (i) with the FCC and (ii) with any other Governmental Authority that are necessary for the assignment to the Buyer of the Franchises in connection with the consummation of the transactions contemplated hereby. The Buyer has provided to the Seller all information deemed reasonably necessary by the Seller for the completion of the FCC Forms 394 required to be filed in order to obtain the LFA Approvals (including information reasonably required by the terms of the

Asset Purchase Agreement

 Franchises and requested by the Seller), and agrees to cooperate reasonably, diligently, and in good faith with the Seller in the preparation of such FCC Forms 394 to permit the filing of such FCC Forms 394 so that they are received no later than March 3, 2006. Following the execution hereof, until the Closing, the Seller shall timely send or cause to be sent all required renewal letters with respect to the Franchises pursuant to Section 626(a) of the Cable Act to the proper Governmental Authority. The Seller shall not, and shall cause the Subsidiaries to not, agree or accede to any material modifications or amendments to, or in connection with, or the imposition of any material condition to the renewal of, any of the Franchises that will impose a material obligation on the Buyer following the Closing. The Seller shall, to the extent reasonably practicable, notify the Buyer of all meetings, hearings and other discussions before or with Governmental Authorities in connection with the renewal or extension of any Franchise or governmental authorization relating to a Franchise or the granting of a Required Consent, such that the Buyer’s representatives can participate to the extent reasonably practicable in such proceedings.

(c) (i) The Seller shall deliver with each FCC Form 394 a proposed Franchise transfer resolution substantially in the form of that attached hereto as Exhibit F (each, a “Franchise Transfer Resolution”) and which Franchise Transfer Resolution will include a request to extend, for a term of 36 months following the Closing, on substantially the same or on other commercially reasonable terms that are reasonably acceptable to the Buyer, any Franchise that has expired or will expire after the date hereof and prior to the date which is 30 months after the Closing Date in accordance with its terms. From the date of this Agreement until the Closing, the Seller shall seek to obtain any such extension or renewal of any Franchise that has expired or will expire after the date hereof and prior to the date which is 30 months after the Closing Date in accordance with its terms in the ordinary course of business, provided, that, in any event, the Seller will use commercially reasonable efforts to obtain such extension or renewal (A) with a term of 36 months following the Closing and (B) on substantially the same or on other commercially reasonable terms that are reasonably acceptable to the Buyer, and for six months following the Closing, the Seller shall use its commercially reasonable efforts to assist the Buyer in obtaining any such extension or renewal of any such Franchise. The Seller shall request or cause to be requested all other Required Consents not related to Franchises and Leased Real Property by letter substantially in the form of that attached hereto as Exhibit G (each, a “Seller’s Required Consent Letter”). From the date of this Agreement until the Closing Date, upon the Buyer’s request, the Seller shall use commercially reasonable efforts to obtain an extension or renewal of any lease for (I) any headend or (II) any other Material Real Property that serves more than 1,000 individually-billed subscribers that has expired or will expire prior to December 31, 2006, and such extension or renewal shall be for a term of up to 36 months (as so requested by the Buyer) and shall otherwise be on substantially the same or on other commercially reasonable terms that are reasonably acceptable to the Buyer.

 (ii) The Buyer agrees that, if in connection with the process of obtaining any Required Consent, a Governmental Authority or other Person purports to require any condition or any change to a Permit or Contract to which such Required Consent relates that would be applicable to either the Buyer, the Seller or the Subsidiaries as a requirement for granting such Required Consent, which condition or change involves a

Asset Purchase Agreement

monetary payment or commitment to such Governmental Authority or other Person, either the Buyer or the Seller may elect, in their sole discretion, to satisfy the full amount of such monetary payment or commitment (notwithstanding the obligation to equally share certain costs set forth in Section 5.7(a)), in which case, the other party shall be deemed to accept such condition or change to the extent so satisfied, provided that if the Seller or any Subsidiary elects to satisfy any such payment or commitment, it shall do so at or before Closing.

(iii) Subject to the terms of subsection (ii) above, neither the Seller nor the Subsidiaries shall agree, without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed, to any material change to the terms of any Permit or Contract as a condition to obtaining any Required Consent to the transfer or assignment of such Permit or Contract to the Buyer. If in connection with obtaining any Required Consent, a Governmental Authority or other third party seeks to impose any condition or adverse change to any Permit or Contract to which such Required Consent relates that would be applicable to the Buyer as a requirement for granting such Required Consent, the Seller will promptly notify the Buyer of such fact and the Seller shall not agree to such condition or adverse change unless the Buyer shall, in its reasonably exercised discretion, consent to such condition or change in writing. The Seller is not required to consent to any change to any Permit or Contract that would impose any condition on the Seller following the Closing.

(d) The Buyer shall promptly, but in no event more than 10 days after receipt of such request, furnish to any Governmental Authority or other Person from which a Required Consent is requested such accurate and complete information regarding the Buyer, including financial information relating to the cable and other media operations of the Buyer, as a Governmental Authority or other Person may reasonably require in connection with obtaining such Required Consent.

(e) Notwithstanding the provisions of this Section 5.7, neither the Seller nor the Subsidiaries shall have any further obligation to obtain Required Consents (i) with respect to any Pole Attachment Agreement where the licensing party shall not, after the Seller’s exercise of commercially reasonable efforts, consent to an assignment of such Pole Attachment Agreement but requires that the Buyer enter into a new Pole Attachment Agreement with such licensing party on terms that are not materially more burdensome than the existing agreement, in which case the Buyer shall use its commercially reasonable efforts to enter into such agreement prior to the Closing or as soon as practicable thereafter and the Seller shall reasonably cooperate with and assist the Buyer, in obtaining such agreement; (ii) for any business radio license that can reasonably be expected to be obtained within 120 days after the Closing Date and so long as a temporary authorization is available to the Buyer under FCC rules with respect thereto; and (iii) with respect to Leased Real Property, if the Seller obtains and makes operational prior to the Closing substitute Leased Real Property that is reasonably satisfactory to the Buyer as to both use and terms.

(f) Except with respect to the Franchises, which are the subject of Section 2.5(b), if and to the extent that the Seller fails to obtain all Required Consents on or prior to the Closing (regardless of whether the Buyer shall have waived satisfaction of any applicable condition to the

Asset Purchase Agreement

Closing), then, for a period of six months following the Closing Date, the Seller shall continue to use commercially reasonable efforts, at the Buyer’s request, to obtain such Required Consents in accordance with this Section 5.7.

(g) Section 5.7(a) notwithstanding, the Seller and the Buyer shall, promptly after the execution and delivery of this Agreement, but in no event later than 30 days after the date of this Agreement, complete and file, or cause to be completed and filed, with the FTC and the Antitrust Division any notification and report required to be filed under the HSR Act with respect to the transactions contemplated under this Agreement. Each of the Buyer and the Seller shall coordinate with the other with respect to its filings, shall cooperate to prevent inconsistencies between their respective filings and shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. The parties shall use commercially reasonable efforts to respond as promptly as practicable to any requests received from the FTC or the Antitrust Division for additional information or documentation and respond as promptly as practicable to inquiries and requests received from other Governmental Authorities with respect to antitrust matters. The Buyer on the one hand, and the Seller on the other hand, shall share equally the cost of the filing fee required under the HSR Act.

(h) Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to any filing made pursuant to Section 5.7(g). Neither party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry under the HSR Act unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to any filings made pursuant to Section 5.7(g).

(i) For purposes of this Section 5.7, subject to subsection (g), above, “commercially reasonable efforts” will not, among other things, be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

(j) Prior to Closing, the Seller shall use commercially reasonable efforts to cause the Advertising Purchase and Sale Agreement dated as of October 30, 2003 between the C-Corporation Parent Company and Comcast Advertising Sales, Inc. to be amended to correct the designation of the parties.

Section 5.8 Release of Guarantees. The Seller, the Subsidiaries and their Affiliates that are a party to each of the guarantees, performance bonds, bid bonds, letters of credit and other similar agreements listed in Schedule 3.20 of the Disclosure Schedules and in effect at the Closing (the “Guarantees”) shall cause such Guarantees to be revoked or terminated effective

Asset Purchase Agreement

on the earlier of the replacement thereof by the Buyer and 30 days after Closing. The Buyer shall be responsible for securing replacement guarantees. In the event any of the Guarantees are not released prior to or at the Closing, the Buyer shall indemnify and hold the Seller, the Subsidiaries and their Affiliates harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller, the Subsidiaries or their Affiliates until such Guarantee is released.

Section 5.9 Corporate Name. The Buyer acknowledges that, after the Closing Date, the Seller shall have the absolute and exclusive proprietary right to all names, marks, trade names, service marks and trademarks owned by the Seller or any Affiliate and used by the Business (collectively, the “Names”), including all trade names incorporating “Charter” by itself or in combination with any other Name, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Notwithstanding the foregoing, for a period of 180 days following the Closing, the Buyer may continue to operate the Systems using the Names, including (i) use of any Name affixed to vehicles, signage or other equipment included in the Transferred Assets, (ii) use of any printed literature, sales materials, purchase orders and sales, maintenance or license agreements that bear a Name (as limited by any existing agreements the Seller may have with third parties) until the supplies thereof existing on the Closing Date have been exhausted and (iii) use of any printed billing statements that bear a Name. With respect to the printed purchase orders and sales, maintenance or license agreements referred to in the preceding sentence, after the Closing Date the Buyer shall sticker or otherwise mark such documents as necessary in order to indicate clearly that neither the Seller nor any of its Affiliates are a party to such documents. From and after the expiration of such 180-day period, the Buyer shall cease to use any such literature and sales materials, delete or cover (as by stickering) any such name, phrase or logo from any item included in inventory that bears such name, phrase or logo and take such other actions as may be necessary or advisable clearly and prominently to indicate that neither the Buyer nor any of its Affiliates is affiliated with the Seller, the Subsidiaries or any of their Affiliates. Notwithstanding the foregoing, nothing in this Section 5.9 shall require the Buyer to remove or discontinue using any Name that is affixed as of the Closing Date to converters or other items in or to be used in consumer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

Section 5.10 Refunds and Remittances. After the Closing: (i) if the Seller, the Subsidiaries or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.

Section 5.11 Cooperation on Pending Litigation.

(a) With respect to any defense or prosecution of any litigation or legal proceeding with respect to the Systems that relates to the period prior to the Closing Time and for which the Seller and its Affiliates are responsible pursuant to this Agreement, the Buyer shall cooperate

Asset Purchase Agreement

with and assist the Seller and its Affiliates, upon reasonable request at the Seller’s expense, by making witnesses available and providing all information in its possession (including access to employees with information regarding such proceedings and access to books and records that may relate to the proceedings) that the Seller and its Affiliates may reasonably require in connection with such litigation or legal proceedings or in response to any complaint, claim, inquiry, order or requirements of any Governmental Authority or other third party.

(b) Without limiting the obligations of the Seller under Section 2.4 and Section 7.2, the Seller shall assume all Losses and other costs related to the litigation described as Item 1 on Schedule 3.8 of the Disclosure Schedules, including reasonable costs incurred by the Buyer to comply with any judgment or settlement arising therefrom, but only to the extent that such costs are necessary to comply with such judgment or settlement.

Section 5.12 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer, provided that this Section 5.12 shall not relieve the Seller or any Subsidiary from any liability to creditors or for Taxes that they otherwise may have.

Section 5.13 Public Announcements. The Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

Section 5.14 Cooperation on Programming Matters.

(a) The Buyer acknowledges that the Systems currently receive some or all of the programming services described on Schedule 5.14(a) of the Disclosure Schedules (the “Programming Services”), and that the Seller has discussed with the Buyer the benefits that it may derive from the continued carriage of each of the Programming Services by the Systems, following the Closing. The Buyer further acknowledges that the Seller has recommended that the Buyer continue to carry the Programming Services. The Buyer understands that the Seller is not able to offer the Buyer the same terms that are available to CCI and its Affiliates, and that the Buyer’s rights to carry the Programming Services shall be subject to the Buyer’s reaching mutual agreement with each provider of the Programming Services. The Buyer agrees to consider the Seller’s recommendation in good faith and that, if the Buyer chooses to negotiate a programming agreement with any programmer, it shall do so in good faith.

(b) No party, in the course of its fulfillment of any of its obligations under this Section 5.14, shall be required to make any payments or otherwise provide any services in respect of the other’s obligations to its programmers.

Section 5.15 Transition Planning and Services.

(a) Between the date hereof and the Closing Date, the Seller and the Buyer will reasonably cooperate to transition the services and operations from the Seller and the Subsidiaries to the Buyer, and in connection therewith, the Seller shall provide, and shall cause

Asset Purchase Agreement

the Subsidiaries to provide, and shall use their commercially reasonable efforts to cause the respective officers, employees, representatives and advisors (including legal and accounting advisors) of the Seller and the Subsidiaries to provide, to the Buyer cooperation as reasonably requested by Buyer that is necessary, proper or reasonably advisable in connection with the transitioning at Closing of such services and operations to the Buyer (including with respect to payroll, human resources and benefits administration, financials (general ledger, accounts payable, purchasing and inventory asset management), billing migration, e-commerce (including electronic bill pay and presentment), COM/operational data requests (including, programming information for payments, channel lineups, headend information, service code and work order mapping, subscriber counts by service), e-mail, provisioning, disaster recovery, dispatch system and ticketing system).

(b) Within 60 days of execution of this Agreement, the Seller and the Buyer shall, in good faith, negotiate and execute a transition services agreement in a form reasonably acceptable to each of them (the “Transition Services Agreement”), to provide transition services to each other for a period of up to 180 days following the Closing Date to allow for, among other things, the conversion of existing call center, billing system, and all Internet support services, including access to and the right to use its billing system, billing call center, Internet addresses, software, Internet back bone connection, HSI tier 2 support, continued access to reports currently provided to the Systems (unless any such report contains information unrelated to the Systems that the Seller cannot, after exercise of its commercially reasonable efforts, remove), access to existing VOD content (other than VOD programming content), customer access to existing portal and content, e-mail servers, provisioning support for new HSI modems until such time as Buyer begins using its own IP address space and related fixed assets, as well as such other services as are reasonably necessary or appropriate for transitioning the Business and to permit the operation of the Business in the ordinary course (the “Transition Services”). Notwithstanding the foregoing, the Seller shall provide customer email transition services for up to an additional 90 days after the termination of the Transition Services Agreement. The Transition Services Agreement shall require the Seller to provide the Transition Services to the Buyer at the Seller’s out of pocket cost, including costs arising solely as a result of the transition of the Systems to the Buyer. If and to the extent any System provides services to other cable systems owned by the Seller or any of its Affiliates, the Transition Services Agreement shall require the Buyer to provide Transition Services to such Seller or Affiliate as agreed to by both parties, which Transition Services shall be provided to such Seller or Affiliate at the Buyer’s cost, including costs arising solely as a result of the transition of the Systems to the Buyer.

Section 5.16 Cooperation as to Subscriber Reimbursements. If the Seller or the Subsidiaries are required, following the Closing, pursuant to any Law, settlement or otherwise, to reimburse or provide in-kind or another form of consideration to any subscribers of the Systems in respect of any subscriber payments previously made by them, including fees for cable television service, late fees and similar payments, the Buyer agrees that it shall make such reimbursement or provide such in-kind or other form of consideration through the Buyer’s billing system on terms specified by the Seller, and the Seller shall reimburse the Buyer, at cost, for all such payments and other consideration made by the Buyer following the Closing and for the Buyer’s reasonable out-of-pocket expenses incurred in connection therewith. Such reimbursement shall be reflected in the Pre-Closing Working Capital Statement and Final Working Capital Statement, to the extent then known. For expenses incurred after completion of

Asset Purchase Agreement

the Final Working Capital Statement, the Seller shall reimburse the Buyer within 30 days after receipt of a statement therefor. The Buyer shall provide the Seller with all information in the Buyer’s possession that is reasonably required by the Seller in connection with such reimbursement.

Section 5.17 Telecommunications Certificates. The Buyer acknowledges and agrees that, following the Closing, the Buyer shall have no right to the Subsidiaries’ (other than the C-Corporations', if any) state and federal telecommunications Licenses and authorities for non-cable services, each of which are Excluded Assets, and that the Subsidiaries may terminate some or all of such Licenses and authorities. Following the execution hereof, the Buyer will use commercially reasonable efforts to (i) obtain any Permits related to such Licenses and authorities and (ii) obtain eligible telecommunications provider status from the Universal Service Administration Company, in each case, which the Buyer deems necessary or appropriate, or which are required by any Contract or Permit included in the Transferred Assets, for the offer of services by it. The Buyer will prepare and file, or cause to be prepared and filed, within 30 days after the date hereof, all applications (including any FCC Forms 499) required to be filed in connection with such efforts. The Buyer will pay all fees and expenses incurred by the Buyer with respect to the foregoing. Any liability of the Buyer resulting from the failure to obtain such Licenses or to file such applications shall be an Assumed Liability.

Section 5.18 Leased Vehicles; Other Capital Leases. Prior to the Closing, the Seller will pay, or cause to be paid, the remaining balances on any (i) leases for vehicles or (ii) capital leases for other Equipment or Real Property included in the Transferred Assets and will deliver such vehicles, Real Property and other Equipment free and clear of all Encumbrances (other than Permitted Encumbrances) to the Buyer at the Closing.

Section 5.19 Tax Matters.

(a) All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes (but not including any income or corporate franchise taxes, or any Taxes based on, or measured by income, all of which shall be solely the responsibility of the Seller) that may be imposed or assessed as a result of the transactions contemplated hereby, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), shall be shared equally by the Seller and the Buyer.

(b) Any Tax Returns that must be filed in connection with Transfer Taxes (the “Transfer Tax Returns”), other than Transfer Tax Returns relating to Real Property and vehicles that are included in the Transferred Assets (which shall be prepared and filed by the Buyer), shall be prepared and filed by the Seller; provided, however, that the Buyer shall reimburse the Seller for all amounts shown as due and payable on such Transfer Tax Returns for which the Buyer is responsible for payment pursuant to Section 5.19(a), and the Seller shall reimburse the Buyer for amounts shown as due and payable on Transfer Tax Returns prepared and filed by the Buyer for which the Seller is responsible pursuant to Section 5.19(a). The Buyer and the Seller shall provide copies of such items for the other's review at least ten Business Days prior to the due date for such returns to be filed. The Buyer and the Seller shall (and shall cause each of their respective Affiliates to) cooperate in the timely completion and filing of all such

Asset Purchase Agreement

Tax Returns, and the Buyer and the Seller shall (and shall cause each of their respective Affiliates to) execute such documents in connection with such filings as shall have been required by Law or reasonably requested by the other party. The Seller or the Buyer, as the case may be, shall furnish to the other party a copy of any Transfer Tax Return (or similar form claiming an applicable exemption from Transfer Taxes) prepared and filed pursuant to this Section 5.19.

(c) The Buyer shall control the conduct of any audit, claim, contest or administrative or judicial proceeding relating to such Transfer Taxes, subject to the Seller’s right, at its own expense, to participate in such proceedings. Any additional Transfer Taxes resulting from an adverse determination by a Governmental Authority shall be shared equally by the Buyer and the Seller. If the Buyer, on the one hand, or the Seller, on the other hand, receives any written notice of assessment or other claim from any Governmental Authority with respect to Transfer Taxes for which the other party potentially may be liable, the notified party shall notify the other party of the receipt of such notice of assessment or other claim promptly after the receipt thereof.

(d) Any Transfer Taxes resulting from any subsequent increase in the Purchase Price pursuant to this Agreement shall be borne in accordance with the provisions of this Section 5.19.

(e) All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Transferred Assets shall be prorated between the Buyer and the Seller as of the Closing Date. The Seller shall be responsible for all such Taxes and fees on the Transferred Assets to the extent attributable to any period up to and including the Closing Date. The Buyer shall be responsible for all such Taxes and fees on the Transferred Assets to the extent attributable to any period after the Closing Date (including any revaluation or reassessment as a result of this transaction affecting Taxes after the Closing or any subsequent transaction after the Closing Date). With respect to Taxes described in this Section 5.19(e), the Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes and the Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 5.19(e), and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

(f) The Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns of the C-Corporations that are required to be filed for Pre-Closing Tax Periods. The Buyer shall prepare and file all other Tax Returns of the C-Corporations, including Tax Returns, if any, for Straddle Periods. Income Tax Returns relating to Straddle Periods that are prepared by the Buyer shall be prepared and filed in a manner consistent with past practice except (i) as otherwise required by a change in applicable Law, or (ii) as consented to by the Seller, which consent shall not be unreasonably withheld or delayed. Income Tax Returns relating to Straddle Periods that are prepared by the Buyer shall be provided to the Seller for review and comment as soon as possible prior to the final due date for the filing thereof and in any event at least ten days prior to such final due date. The Seller shall be liable for and shall pay any Taxes of the C-Corporations for any Pre-Closing Tax Periods. The Seller shall to the extent permitted by applicable law, elect with the relevant taxing authority to close any Tax period of the C-Corporations as of the day before the Closing Date. If applicable Law does not permit such election to be made, then in the case of any Taxes attributable to a Straddle Period and based

Asset Purchase Agreement

upon or related to income, capital or receipts, the portion of such Taxes which relates to a Pre-Closing Tax Period shall equal the amount that would be payable if such taxable period ended on and included the day before the Closing. For purposes of the preceding sentence, any lien, exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the day before the Closing on a pro rata basis determined by multiplying the total amount of such item allocable to the Straddle Period times the Straddle Period Fraction. In the case of any other Taxes attributable to a Straddle Period and imposed on a periodic basis with respect to the C-Corporations, the portion of any such Taxes which relates to a Pre-Closing Tax Period shall equal the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on and including the day before the Closing and the denominator of which is the number of days in the entire Straddle Period (the “Straddle Period Fraction”). The Seller shall pay to the Buyer the amount of its share of such Taxes within five days prior to the due date for such payments (giving effect to any extensions thereof). Notwithstanding anything else in this Section 5.19(f) to the contrary, the Seller shall be responsible for any Taxes resulting from any transaction undertaken not in the ordinary course of business on the Closing Date but before the Closing (other than the transactions contemplated by this Agreement, the Taxes of which shall be payable as otherwise provided in this Agreement).

(g) The Seller and the Buyer shall cooperate (and shall cause each of their Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns of the C-Corporations or the conduct of any audit, dispute, proceeding, suit or action concerning any Tax of the C-Corporations. Such cooperation shall include, without limitation, (i) the retention and (upon the other party's request) the provision of records, documentation and other information in such party's possession which are reasonably relevant to the preparation of any Tax Return until the expiration of the applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof); (ii) the provision of additional information in such party's possession and explanation of any material provided hereunder; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any C-Corporation's Tax Return or in connection with any audit, dispute, proceeding, suit or action respecting any C-Corporation's Tax; and (iv) the use of the parties' commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(h) The Buyer shall control the defense and settlement of any audit or administrative or judicial proceeding involving any asserted liability for Taxes of the C-Corporations for (i) any Straddle Period and (ii) any taxable period beginning on or after the Closing Date; provided, however, that the Buyer shall not settle any proceeding which would give rise to an indemnification obligation under Section 7.2 hereof without prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed.

Section 5.20 Cooperation; Commercially Reasonable Efforts. Without limiting or expanding any of the express obligations of the parties hereunder, the parties shall cooperate with each other and their respective counsel, accountants, agents and other representatives in all commercially

Asset Purchase Agreement

reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable.

Section 5.21 Non-Competition; Non-Solicitation.

(a) The Seller shall not, and shall cause the Subsidiaries (other than the C-Corporations), and their respective Affiliates to not, directly or indirectly, whether as principal, agent, consultant, stockholder, investor or otherwise, alone or in association with any Person:

(i) for a period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, manage, operate, finance, participate in, enter into, engage in or own any interest in, any business or Person that engages in the provision of multi-channel video programming service, high speed data service or wireline telephone service (including the ownership or operation of a cable television system, multi-channel multi-point distribution system, direct broadcast satellite system, open video system, master antennae television system or private operational fixed microwave service) in any of the Franchise Areas as of the Closing Date, except (A) the small system digital service (SSD) currently operated by certain Affiliates of the Subsidiaries to the extent provided on the date of this Agreement to cable television systems in any Franchise Area and (B) as a passive investor or shareholder holding less than 5% of the outstanding voting stock or other equity interest of any entity, provided, however, that for so long as CCI does not, directly or indirectly, control Conversent Communications, Inc. ("Conversent"), no direct or indirect investment by CCI in Conversent or other participation in the affairs of Conversent will be deemed a breach or violation of this Section 5.21(a);

(ii) from the date of this Agreement to the Closing Date, directly solicit (excluding through any general or public solicitation) for employment after the Closing (including as an independent contractor) any Business Employee (other than the Retained Employees); and

(iii) for a period commencing on the Closing Date and expiring on the first anniversary of the Closing Date, directly solicit (excluding through any general or public solicitation) for employment (including as an independent contractor) any Transferred Employee.

(b) From the date hereof until the Closing (but if a Liquidity Transaction has not occurred by the close of business on May 15, 2006 such that the Seller would have the right to terminate this Agreement pursuant to Section 8.1(e), excluding the period commencing on May 15, 2006 and ending on June 15, 2006) the Seller agrees that it will not, and will cause its Affiliates, or its or its Affiliates respective agents, Representatives, officers, directors, managers and employees not to, directly or indirectly: (A) offer the Transferred Assets, the Systems or the Business for sale, (B) initiate, solicit, encourage, facilitate or entertain offers for the Transferred Assets, Systems or Business, (C) participate in any negotiations or discussions for the possible sale of the Transferred Assets, Systems or Business or (D) make information about the Transferred Assets, Systems or Business available to any Person (other than the Buyer and its Affiliates and Representatives) in connection with the possible sale of the Transferred Assets, Systems or Business. For the period described in the preceding sentence, the Seller shall not

Asset Purchase Agreement

enter into any agreement relating to the sale (by merger, exchange or otherwise) of the equity interests of any of the Subsidiaries, or consummate any such transaction, without prior written notice to the Buyer and unless the acquiror of such equity interests agrees in writing on terms and conditions reasonably acceptable to the Buyer to assume the Seller’s obligations hereunder and under the Ancillary Agreements; provided, that, unless otherwise agreed in writing by the Buyer, no such assumption shall relieve the Seller of any of its obligations or liabilities hereunder or thereunder; and provided further that in no event may the Seller enter into any agreement relating to the sale (by merger, exchange or otherwise) of the equity interests of any of the C-Corporations, or consummate any such transaction.

(c) If any provision of this Section 5.21 is determined to be unreasonable or unenforceable, such provision and the remainder of this Section 5.21 shall not be declared invalid, but rather shall be modified and enforced to the maximum extent permitted by law.

Section 5.22 Financial and Operational Information.

(a) The Seller shall use commercially reasonable efforts to furnish to the Buyer, the costs of which shall be shared equally by the Buyer and the Seller:

(i) on or before April 1, 2006, a copy of the audited consolidated balance sheet of the Business as of December 31, 2004 and 2005, and the related audited consolidated statements of results of operations, invested equity and cash flows of the Business for the three years ended December 31, 2005, together with all related notes and schedules thereto, accompanied by the reports thereon of KPMG, LLC (which shall contain no "going concern" or other qualification) (collectively referred to as the “Audited Financial Statements”) which (A) shall have been prepared based on the books and records of the Seller and the Subsidiaries pertaining to the Business (except as may be indicated in any notes thereto), (B) shall have been prepared in accordance with GAAP applied on a consistent basis, (C) will fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Business as at the date thereof and for the respective periods indicated therein, (D) will comply in all material respects with the requirements of Regulation S-X promulgated under the Securities Act and (E) shall have been audited by KPMG, LLC; and

(ii) on or before May 15, 2006, a copy of the unaudited consolidated balance sheet with respect to the Business as of March 31, 2006 and 2005, and the related consolidated statements of operations and cash flows for the three months ended March 31, 2006, and 2005, together with all related notes and schedules thereto, which (A) shall have been prepared based on the books and records of the Seller and the Subsidiaries pertaining to the Business, (B) shall have been prepared in accordance with GAAP applied on a consistent basis, (C) will fairly present, in all material respects, the consolidated financial position of the Systems in the aggregate as of March 31, 2006 and 2005, and the consolidated results of their operations for the three months ended March 31, 2006 and 2005, which will include all of the information and footnote disclosure required by GAAP for interim financial information and (D) shall have been reviewed in accordance with SAS 100 by KPMG, LLC. In the event the Closing occurs more than 135 days after any fiscal quarter end, financial information related to the subsequent

Asset Purchase Agreement

      quarterly period shall be furnished to the Buyer in accordance with this Section 5.22 within 45 days after such subsequent quarter end.

(b) Following the Closing, the Seller shall give the Buyer and its representatives (including the Buyer’s accountants) access to the Seller’s and the Subsidiaries books and records and any other business and financial data that the Buyer may reasonably request, and the Seller shall, and shall instruct the Subsidiaries, their employees, accountants and other advisors to, at the Buyer’s request, cooperate with the Buyer as may be reasonably necessary to enable the Buyer to (i) complete any audit or review in conformity with Regulation S-X promulgated under the Securities Act, including the preparation and audit of information required for a “black line” presentation with respect to the Systems for the period January 1, 2006 through the Closing Date and for the period beginning the day following the Closing Date through December 31, 2006, and (ii) obtain the relevant information required for the preparation of a Registration Statement on Form S-4 under the Securities Act or any additional information required for filings under the Securities Exchange Act of 1934, as amended, required to be made during or with respect to the 2006 fiscal year. In the event that the Seller or any Subsidiary ceases to exist following the Closing or substantially diminishes its activities, the Seller shall take such actions as are necessary to preserve its books and records and any other business and financial data and shall make arrangements so that such books and records and data are made available to the Buyer upon its reasonable request.

Section 5.23 Risk of Loss. The risk of any loss or damage to the Transferred Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) will be borne by the Seller at all times prior to the Closing. In the event of any such loss or damage to any of the Transferred Assets, Seller shall, at its option, repair or replace such Transferred Assets, as applicable, or pay over to the Buyer at the Closing, cash in the amount necessary to repair or replace such Transferred Assets, as applicable.

Section 5.24 Financing.

(a) The Buyer shall use its commercially reasonable efforts to obtain and effectuate the financing contemplated by the Financing Commitments on the terms set forth therein. The Buyer agrees to notify the Seller promptly and, in any case, within 3 Business Days if, at any time prior to the Closing Date, (i) any Financing Commitment shall expire or be terminated, modified or amended for any reason or (ii) any of the financing sources that is a party to the Debt Commitments notifies the Buyer that such source will not be able to provide financing substantially on the terms set forth in the Debt Commitments. The Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Seller, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to materially delay or prevent the financing contemplated by the Financing Commitments. The Buyer shall not amend or alter, or agree to amend or alter, the Financing Commitments in any manner that could reasonably be expected to materially delay or prevent the transactions contemplated hereby without the prior written consent of the Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, including the first sentence hereof, the Buyer shall not be prohibited from obtaining and effectuating financing on terms other than those contemplated by the Financing Commitments; provided the Buyer's efforts to obtain such alternate financing

Asset Purchase Agreement

 terms does not materially delay or prevent the financing and consummation of the transactions contemplated by this Agreement.

(b) The Seller shall provide, and shall cause the Subsidiaries to provide, reasonable assistance to the Buyer’s efforts to obtain the funds contemplated by the Financing Commitments, including provision of existing financial statements for prior periods, facilitating customary due diligence and arranging for Business Employees to meet with prospective lenders in customary presentations or to participate in customary road shows, in each case upon the Buyer's request with reasonable prior notice and at the Buyer's sole cost and expense. The Seller shall use its commercially reasonable efforts to facilitate the engagement of KPMG, LLC by the Buyer for any purpose relating to the financing of the transactions contemplated hereby (including the provision of an auditors "comfort letter" by April 8, 2006, which, among other things, will relate to the quarterly financial statements for the quarter ending December 31, 2005, provided that such efforts in no way delay the delivery of the Audited Financial Statements) and to cause KPMG, LLC to provide its consent to the inclusion of its reports in any document filed with the Securities and Exchange Commission (it being understood and agreed that the Seller shall not be required to spend any funds, provide any indemnity or make any representations in any manner with respect to such engagement).

Section 5.25 Fiber Audit. The Seller shall use commercially reasonable efforts in the ordinary course of business to continue its audit of the fibers utilized under the agreements with FiberNet, LLC referred to on Schedule 3.15 of the Disclosure Schedules and upon such completion the Seller agrees to promptly deliver the results of such audit to the Buyer.

Section 5.26 Contracts Containing Non-Competition Agreements. No later than 30 days after the date of this Agreement, the Seller shall provide the Buyer with a schedule of those Contracts that contain non-competition or other similar provisions that would be binding on the (a) the Buyer and its Affiliates or (b) the Equity Sponsors and their affiliates after the Closing. Upon receipt of such schedule, the Buyer shall have 15 days to designate any of the Contracts set forth therein as Excluded Assets, which shall not be transferred to the Buyer at the Closing. The previous sentence notwithstanding, if the Seller obtains any waiver or other elimination of such non-competition provision from such Contract with the respect to the (a) the Buyer and its Affiliates and/or (b) the Equity Sponsors and their affiliates, as appropriate, prior to the Closing, such Contract will be transferred to the Buyer as a Transferred Asset.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that enjoins, restrains, makes

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illegal or otherwise prohibits the consummation of the transactions, taken as a whole, contemplated by this Agreement or the Ancillary Agreements.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a) The representations and warranties of the Buyer contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it in all material respects prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by an officer thereof.

(b) The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Seller or the Subsidiaries that are parties thereto.

(c) The LFA Approvals, consistent with the provisions of Section 5.7, with respect to Franchises that represent, in aggregate, not less than 90% of the individually-billed subscribers of the Systems, (i) shall have been received, or (ii) shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537), or (iii) shall not be required by applicable Law or under any applicable Franchise; provided, however, if less than 100% of the LFA Approvals have been obtained, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for such LFA Approvals that have not been obtained. Solely for purposes of determining the applicable percentage of individually-billed subscriber sunder Section 2.5(b), this Section 6.2(c) and Section 6.3(c), the parties shall use the number of subscribers in the Systems set forth on Schedule 6.3(c) of the Disclosure Schedules.

Section 6.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct both when made and as of the Closing Date, or in the case of representations

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and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it in all material respects prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by an officer thereof.

(b) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements signed by each party other than the Buyer.

(c) (i) The LFA Approvals, consistent with the provisions of Section 5.7, with respect to Franchises that represent, in aggregate, not less than 65% of the individually-billed subscribers of the Systems, (i) shall have been received, or (ii) shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537), or (iii) shall not be required by applicable Law or under any applicable Franchise; provided, however, if less than 100% of the LFA Approvals have been obtained, all applicable waiting periods (including extensions) shall have expired with respect to the FCC Forms 394 filed in connection with requests for such LFA Approvals that have not been obtained. Solely for purposes of determining the applicable percentage of individually-billed subscribers under Section 2.5(b), Section 6.2(c) and this Section 6.3(c), the parties shall use the number of subscribers in the Systems set forth on Schedule 6.3(c) of the Disclosure Schedules.

(d) The Required Consents with respect to the assignment of any leases for any Material Real Property serving more than 2,000 individually-billed subscribers shall have been received.

(e) There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(f) The Buyer shall have received (i) the Audited Financial Statements and (ii) the financial statements referred to in Section 5.22(a)(ii) to the extent such financial statements are then due pursuant to the terms of Section 5.22(a)(ii), and the Operating Cash Flow for the year ended December 31, 2005, as derived from the statement of results of operations of the Business in the Audited Financial Statements will not be more than $2,000,000 less than the Operating Cash Flow for the year ended December 31, 2005, as derived from the statement of results of operations of the Business in the Financial Statements.

(g) Forty five days shall have elapsed since delivery of the most recent quarterly financial statements required to be delivered under Section 5.22(a)(ii).

(h) As of the Closing Date, the aggregate number of the RGUs shall be no fewer than 284,537.

(i) The Buyer shall have received the funds in the amount contemplated by the Debt Commitments substantially on the terms and conditions set forth therein.

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(j) The Seller shall not have sold, transferred, encumbered or otherwise disposed of any material Transferred Assets or any interest therein, except with the consent of the Buyer (which consent shall not have been unreasonably withheld).

(k) The conditions set forth in Schedule 6.3(i) of the Disclosure Schedules shall have been met.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements and any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of 12 months after the Closing Date, except representations and warranties relating to authorization of the transactions contemplated by this Agreement, Taxes, the C-Corporations, title to the Real Property and the Transferred Assets, ERISA, environmental matters and brokers, which representations and warranties will survive the Closing for the duration of the applicable statute of limitations.

Section 7.2 Indemnification by the Seller. After the Closing, the Seller shall, and shall cause the Subsidiaries to, save, defend, indemnify and hold harmless the Buyer and its Affiliates, direct and indirect equityholders, owners, general partners, managers and members of the Buyer or its Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by the Seller contained in this Agreement or the Ancillary Agreements;

(b) any breach of any covenant or agreement by the Seller contained in this Agreement or the Ancillary Agreements;

(c) any Excluded Liability, including any liability arising out of any litigation described on Schedule 3.8 of the Disclosure Schedules as well as any other litigation related to the Business, Transferred Assets or the C-Corporations with respect to any period prior to the Closing; and

(d) any liability that is not an Assumed Liability.

Section 7.3 Indemnification by the Buyer. After the Closing, the Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates, direct and indirect shareholders, owners, general partners, managers and members of the Seller or its Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (collectively, the

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“Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or the Ancillary Agreements;

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement or the Ancillary Agreements; and

(c) any Assumed Liability.

Section 7.4 Procedures.

(a) In order for a Buyer Indemnified Party or Seller Indemnified Party (each an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement or the Ancillary Agreements in respect of, arising out of or involving a Loss or a claim or demand, whether between the parties hereto (a “Direct Claim”) or made by any Person against such Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) describing in reasonable detail the facts giving rise to any Direct Claim or Third Party Claim for indemnification hereunder, the amount or method of computation of the amount of such Direct Claim or Third Party Claim (if known) (which amount or any computation of such amount shall not in any event limit the amount of indemnification to which an Indemnified Party may be entitled hereunder) and such other information with respect thereto as the Indemnifying Party may reasonably request. If the claim is a Third Party Claim, notice shall be given promptly by the Indemnified Party after receipt by such Indemnified Party of written notice of the Third Party Claim. The failure to provide any such notice of a Direct Claim or Third Party Claim, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) Following receipt of notice from the Indemnified Party of a Direct Claim or Third Party Claim, the Indemnifying Party shall have 30 days (or such shorter period as is set forth in such notice as may be required in any applicable proceeding, in the event of a litigated matter) to make such investigation of the Direct Claim or Third Party Claim as the Indemnifying Party deems necessary or desirable and, in the case of a Third Party Claim, to notify the Indemnified Party as to whether it intends to assume the defense thereof pursuant to Section 7.4(c). For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the Direct Claim or Third Party Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said 30 day period (or such shorter period, or in either case any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim or Third Party Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the Direct Claim or Third Party Claim. If the Indemnified Party and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Indemnified Party may seek appropriate legal remedy.

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(c) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, unless (i) the Third Party Claim relates to or arises in connection with a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim, (iii) the Indemnifying Party and the Indemnified Party are both named parties to the Third Party Claim, and the Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential different interests, (iv) in the case of Losses suffered by a Buyer Indemnified Party, it is reasonably likely that the Losses arising from such Third Party Claim will exceed the amount such Buyer Indemnified Party will be entitled to recover as a result of the limitations set forth in Section 7.5, (v) the Indemnifying Party does not, in the Indemnified Party's reasonable judgment, have sufficient financial resources to satisfy the amount of any adverse judgment that is reasonably likely to result with respect to such Third Party Claim, or (vi) the Indemnifying Party fails to acknowledge in writing that it would have an absolute indemnity obligation for any and all Losses resulting from such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, however, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and use commercially reasonable efforts to make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party subject to reimbursement for actual out-of-pocket expenses incurred by the Indemnified Party as the result of a request by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim and continues to diligently defend such claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which may be granted or withheld in the Indemnifying Party’s sole discretion. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which may be granted or withheld in the Indemnified Party’s sole discretion, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of, or impose any non-monetary liability, obligation or commitment on, the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) any monetary liability of the Indemnified Party that shall not be promptly paid or reimbursed by the Indemnifying Party. Any such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to such Third Party Claim.

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(d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(e) In the event the Indemnifying Party (i) does not elect to assume control or otherwise participate in the defense of any Third Party Claim, (ii) is not entitled to assume the defense of a Third Party Claim pursuant to Section 7.4(c) or (iii) after assuming the defense of a Third Party Claim, fails to take reasonable steps to defend diligently such Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to assume its own defense with respect to the applicable Third Party Claim (it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim), and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party; provided, however, that the Indemnified Party shall not have the right to consent or otherwise agree to any non-monetary settlement or relief, including injunctive relief or other equitable remedies, that would reasonably be expected to adversely affect the Indemnifying Party, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

Section 7.5 Indemnification by the Buyer.Limits on Indemnification.

(a) No claim may be asserted against either party for breach of any representation or warranty contained in this Agreement or the Ancillary Agreements or any certificate delivered hereto or thereto, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation or warranty on which such claim is based ceases to survive as set forth in Section 7.1, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) neither party shall be liable to the other party for any claim for indemnification under Section 7.2(a) or 7.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller or the

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Buyer under Section 7.2(a) or 7.3(a), as the case may be, equals or exceeds $4,620,000 in which case the Indemnifying Party shall be liable only for the Losses in excess of such amount; provided, however, such limitation shall not apply with respect to representations and warranties relating to title to the Real Property and the Transferred Assets and, in substitute of such limitation, the Seller shall not be liable to the Buyer for any claim for indemnification under Section 7.2(a), in respect of representations and warranties that the Seller is transferring title to the Real Property and the Transferred Assets free and clear of Encumbrances (other than as set forth in this Agreement) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller under Section 7.2(a) in respect of such representations and warranties equals or exceeds $400,000; provided further, however, that such limitations shall not apply to indemnification in respect of representations and warranties relating to authorization of the transactions contemplated by this Agreement, Taxes, C-Corporations as set forth in Section 3.22 and brokers;

(ii) the maximum aggregate amount of indemnifiable Losses that may be recovered by either party under Section 7.2(a) or 7.3(a), as the case may be, shall be an amount equal to $50,000,000; provided, however, that the maximum aggregate amount of indemnifiable Losses that may be recovered by either party under Section 7.2(a) or 7.3(a), as the case may be, with respect to representations and warranties relating to ERISA and environmental matters shall be an amount equal to $154,000,000; provided further, however, that the maximum aggregate amount of indemnifiable Losses that may be recovered by either party under Section 7.2(a) or 7.3(a), as the case may be, with respect to representations and warranties relating to authorization of the transactions contemplated by this Agreement, Taxes, title to the Real Property and the Transferred Assets, the C-Corporations and brokers shall be the Purchase Price (for the avoidance of doubt, the maximum amounts payable under any clause of this Section 7.5(b)(ii) shall be reduced by any amount previously paid under Section 7.2(a) or 7.3(a));

(iii) no Losses may be claimed by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $5,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;

(iv) the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that such Loss was a Current Liability included in the calculation of the Final Net Current Asset Value or to the extent that an accrual or reserve for the amount of such loss was included in the calculation of the Final Net Asset Value (in each case, as finally determined pursuant to Section 2.9); and

(v) no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent awarded by a court or other tribunal of competent jurisdiction to a third party in connection with a Third Party Claim.

Asset Purchase Agreement

(c) For all purposes of this Agreement and the Ancillary Agreements, Losses shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the Losses giving rise to the right of indemnification.

(d) The Buyer and the Seller shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability.

Section 7.6 Assignment of Claims. If any party receives any payment from the other party in respect of any Losses pursuant to Section 7.2 or Section 7.3, as the case may be, and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller or the Buyer, as the case may be, the Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller or the Buyer, as the case may be, to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Seller or the Buyer, as the case may be, being required to make any payment to the Indemnified Party, (ii) second, to the Indemnifying Party in an amount equal to the aggregate payments made by the Indemnifying Party to the Indemnified Party in respect of such Loss, plus reasonable costs and expenses (including attorney’s costs and expenses) incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (iii) the balance, if any, to the Indemnified Party.

Section 7.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for each Loss that is the subject of indemnification hereunder, except to the extent the Indemnifying Party in good faith disputes the Loss or a portion thereof, in which event it shall so notify the Indemnified Party; provided that the Indemnifying Party shall promptly pay any portion of such Loss not subject to dispute. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, or a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

Section 7.8 Exclusivity. Except as specifically set forth in this Agreement or the Ancillary Agreements, after the Closing, in the absence of fraud on the part of either party in connection with the negotiation, execution or delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby (to the extent determined by a final judgment by a court of competent jurisdiction), this Article VII shall provide the exclusive remedy of any party against the other party for any breach of any

Asset Purchase Agreement

representation or warranty set forth in or made pursuant to this Agreement or the Ancillary Agreements.

Section 7.9 Disclaimer of Implied Warranties.

     (a) It is the explicit intent and understanding of each party hereto that neither party hereto or any of such party’s Affiliates or Representatives is making any representation or warranty whatsoever (including any implied warranty of merchantability or fitness), oral or written, express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or the Assumed Liabilities, except as expressly set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b) In connection with the Buyer’s investigation of the Business, the Buyer has received certain estimates, projections and other forecasts regarding the Business and the Transferred Assets, including those set forth in the Confidential Information Memorandum dated October, 2005. The Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, that the Buyer is familiar with such uncertainties and that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, the Seller makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be cured or has not been cured within 30 days after written notice thereof is given to the Buyer and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3, (y) cannot be cured or has not been cured within 30 days after written notice thereof is given to the Seller and (z) has not been waived by the Buyer;

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(c) by either the Seller or the Buyer if the Closing shall not have occurred by the first anniversary of the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date;

(d) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting all of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such order, decree, ruling or other action was due to such party’s failure to perform any of its obligations under this Agreement;

(e) by the Seller, if a Liquidity Transaction has not occurred by the close of business on May 15, 2006; provided, however, that the Seller must elect to terminate this Agreement, if at all, pursuant to this Section 8.1(e) prior to cure by the Buyer and in any event on or prior to June 15, 2006; or

(f) by the Buyer, if the failure of the condition set forth in Section 6.3(j): (i) cannot be cured or has not been cured within 30 days after written notice thereof is given to the Seller and (ii) has not been waived by the Buyer.

The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except for the provisions of Sections 3.17 and 4.6 relating to broker’s fees and finder’s fees, Sections 5.2(a) and (d) relating to expenses and indemnities, Section 5.2(e) relating to confidentiality and sharing of information, Section 5.6 relating to confidentiality, Section 5.13 relating to public announcements, Section 8.3 relating to rights upon termination, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law, Section 9.9 relating to submission to jurisdiction, Section 9.11 relating to personal liability, Section 9.16 relating to waiver of jury trial and this Section 8.2.

Section 8.3 Rights upon Termination.

(a) In the event of any termination of this Agreement prior to the Closing, the Buyer shall be entitled to the immediate return of the Escrow Fund; provided, however, in the event of a termination of this Agreement by the Seller pursuant to (i) Section 8.1(b)(i), (ii) Section 8.1(c), if the failure of the Closing to occur by the Termination Date was the result of the Buyer’s failure to perform any of its obligations under this Agreement, (iii) Section 8.1(d), if the order, decree, ruling or other action referred to in Section 8.1(d) causing the termination was caused by the Buyer’s failure to perform any of its obligations under this Agreement, or (iv) Section 8.1(e), then in each case the Seller shall be entitled to receive the Escrow Fund as liquidated damages

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 for the damages suffered by Seller (which amount the parties agree is a reasonable estimate of the actual damages that will be suffered by Seller and does not constitute a penalty).

(b) In the event of a termination of this Agreement by the Buyer pursuant to (i) Section 8.1(b)(ii) (other than as a result of a breach of the non-solicitation covenant contained in Section 5.21(b)), (ii) Section 8.1(c), if the failure of the Closing to occur by the Termination Date was the result of the Seller's failure to perform any of its obligations under this Agreement, (iii) Section 8.1(d), if the order, decree, ruling or other action referred to in Section 8.1(d) causing the termination was caused by the Seller's failure to perform any of its obligations under this Agreement or (iv) Section 8.1(f), the Buyer shall be entitled to damages for breach of contract in an amount equal in value to the amount of the Escrow Fund on the date of termination as liquidated damages for the damages suffered by Buyer (which amount the parties agree is a reasonable estimate of the actual damages that will be suffered by Buyer and does not constitute a penalty).

Section 8.4 Other Termination Provisions.

(a) Notwithstanding the foregoing, a party may not rely on the failure of any condition set forth in Article VI to be satisfied if such failure was caused by such party’s breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

(b) The Seller and the Buyer acknowledge and agree that if the Closing does not occur, the Buyer’s maximum liability under this Agreement shall be the amount of the Escrow Fund. The Buyer shall only be liable for such amount if the Closing does not occur and the Seller validly terminates this Agreement and is entitled to the Escrow Fund in accordance with Section 8.3, and such payment is intended to be liquidated damages, it being agreed that said amount shall constitute full payment to the Seller for any claim by Seller for any and all damages suffered by the Seller by reason of any such breach by the Buyer of any of its obligations under this Agreement (other than for attorneys fees provided in Section 8.4(c) below) or by reason of any such termination. The Buyer and the Seller agree in advance that actual damages would be difficult to ascertain and that the amount of the Escrow Fund is a fair and equitable amount to reimburse the Seller for damages sustained due to the Buyer’s breach of any of its obligations under this Agreement and that said amount does not constitute a penalty or forfeiture and neither the Seller nor the Buyer will seek to assert that the provisions of this Section 8.4(b) are unenforceable in any way.

(c) Notwithstanding any provision in this Agreement that may limit or qualify a party’s remedies, in the event of a breach or default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the breaching or defaulting party of its reasonable legal fees and out-of-pocket expenses (whether incurred at trial or on appeal).

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ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 9.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

Section 9.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies, which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing, delivered by personal delivery, facsimile transmission or other electronic means reasonably acceptable to both parties (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by overnight courier service or certified mail, return receipt requested, and shall be deemed duly given on the earliest of (a) the date of personal delivery, (b) the date of confirmed receipt if delivered utilizing a next day service by a recognized next day courier or (c) the date of recipient's written acknowledgement of receipt of facsimile transmissions or other electronic means. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Seller, to:

c/o Charter Communications, Inc.
6399 Fiddler’s Green Circle, 6th Floor
Greenwood Village, Colorado 80111
Attention: Carol O’Keeffe
Facsimile: (720) 200-9276

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With copies (which shall not constitute notice) to:

Charter Communications
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Shannon R. Dunham
Facsimile: (314) 965-6640

and:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Dennis J. Friedman, Esq.
Facsimile: (212) 351-4035

and:

Sherman & Howard L.L.C.
633 Seventeenth Street, Suite 3000
Denver, Colorado 80202
Attention: Gregory J. Ramos, Esq.
Facsimile: (303) 298-0940

(b) if to the Buyer, to:

c/o Cebridge Connections
12444 Powerscourt Drive, Suite 450
St. Louis, Missouri 63131
Attention: Heather Wood, Senior Vice President, Corporate Development
Facsimile : (314) 965-0500

and:

Attention: Craig L. Rosenthal, Vice President and General Counsel
Facsimile: (314) 315-9322

With copies (which shall not constitute notice) to:

Cequel III, LLC
12444 Powerscourt Drive, Suite 450
St. Louis, Missouri 63131
Attention: Wendy Knudsen, Executive Vice President and General Counsel
Facsimile: (314) 965-0500

and:

Asset Purchase Agreement

Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
Attention: Stanley E. Bloch
Facsimile: (212) 895-2900

Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Any capitalized terms used in the Disclosure Schedules or any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.7 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VII.

Section 9.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard

Asset Purchase Agreement

to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in federal court sitting in the District of Delaware (or, if such court lacks subject matter jurisdiction, in the Delaware Court of Chancery or the Delaware Superior Court), and each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule to the extent the applicability of such information and disclosure in such other Disclosure Schedule is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11 Personal Liability. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, it is expressly understood and the parties expressly agree that nothing contained herein or in any Ancillary Agreement or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholder of the Seller (or any of its Affiliates) or the Buyer (or any of its Affiliates) or any officer, director, employee, agent, partner, Affiliate or Representative of such equityholder of either party hereto or such party’s Affiliates.

Section 9.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part,

Asset Purchase Agreement

by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that (i) the Buyer may assign any of its rights and interests and delegate any of its obligations under this Agreement (in whole or in part) to any Affiliate of Cebridge and (ii) at or following the Closing, the Buyer may collaterally assign (in whole or in part) its rights hereunder to any bank or other financing institution in connection with the Buyer’s financing arrangements, in each case, without the prior consent of the Seller and; provided further, that the Seller may assign any of their rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the prior consent of the Buyer and; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In addition, the Seller may assign all or any portion of its rights under this Agreement (but not obligations) to a qualified intermediary within the meaning of Section 1.1031(k)-1(g)(4)(iii) of the Code (“Qualified Intermediary”), and the Buyer shall cooperate with the Seller as may be reasonably necessary in connection with such assignment and the deferred tax-free exchange to be accomplished in connection therewith, including acknowledging the execution of a written agreement between the Seller and the Qualified Intermediary, subject to reimbursement by the Seller for actual out-of-pocket expenses incurred by the Buyer as the result of a request by the Seller in connection with the foregoing.

Section 9.13 Enforcement.

(a) The Seller agrees that, prior to the Closing, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, prior to the Closing, the Buyer shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in federal court sitting in the District of Delaware (or, if such court lacks subject matter jurisdiction, in the Delaware Court of Chancery or the Delaware Superior Court), this being in addition to any other remedy to which they are entitled at law or in equity. The Seller further hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b) Each of the Seller and the Buyer agree that, after the Closing, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, after the Closing, the Buyer or the Seller, as appropriate, shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in federal court sitting in the District of Delaware (or, if such court lacks subject matter jurisdiction, in the Delaware Court of Chancery or the Delaware Superior Court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Seller and the Buyer further hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Asset Purchase Agreement

Section 9.14 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.15 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.17 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.18 Execution. This Agreement may be executed by delivery of a signature by facsimile or other electronic means reasonably acceptable to both parties and such signature shall constitute an original for all purposes.

Section 9.19 No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Asset Purchase Agreement

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHARTER COMMUNICATIONS OPERATING, LLC

By:  /s/ Carol O’Keeffe
Name: Carol O’Keeffe
Title: Vice President - Corporate Development

CEBRIDGE ACQUISITION CO. LLC

By:  /s/ Heather Wood
Name: Heather Wood
Title: Senior Vice President - Corporate Development

Asset Purchase Agreement